                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           LYONDELL CHEMICAL COMPANY
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     (2) Form, Schedule or Registration Statement No.:


     (3) Filing Party:


     (4) Date Filed:

[LYONDELL LOGO APPEARS HERE]

LYONDELL
CHEMICAL
COMPANY



Notice of
Annual Meeting
of Stockholders
to be held
on May 6, 1999
and Proxy Statement

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                              YOUR PROXY PROMPTLY

                           Lyondell Chemical Company
                       1221 McKinney Street, Suite 1600
                             Houston, Texas 77010

March 31, 1999

Dear Stockholder:

  The 1999 Annual Meeting of Stockholders will be held on Thursday, May 6, 1999, beginning at 10:00 a.m. at the Four Seasons Hotel, 1300 Lamar, in Houston, Texas. This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. We do not anticipate any other business except for the three regularly scheduled items.

  It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you do plan to attend, we would appreciate your checking the appropriate box on the enclosed proxy card.

Sincerely yours,

/s/ Dan F. Smith

Dan F. Smith
President and Chief Executive Officer

                           Lyondell Chemical Company

                   Notice of Annual Meeting of Stockholders

                                  May 6, 1999

To the Stockholders:

  The Annual Meeting of Stockholders of Lyondell Chemical Company will be held at the Four Seasons Hotel, 1300 Lamar, in Houston, Texas, at 10:00 a.m., Houston time, on Thursday, May 6, 1999, for the following purposes, as more fully described in the attached Proxy Statement:

  (1) To elect eight directors to serve until the 2000 Annual Meeting of Stockholders or until their earlier resignation or removal;

  (2) To ratify the appointment of PricewaterhouseCoopers LLP, independent auditors, as the Company's auditors for the year 1999;

  (3) To consider and act upon a proposal to adopt the Company's 1999 Long-Term Incentive Plan; and

  (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on March 11, 1999, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

  Please read the Proxy Statement, then complete, sign and date the form of proxy and return it in the enclosed self-addressed postpaid envelope.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Robert J. Millstone
Robert J. Millstone                                       Houston, Texas
Secretary                                                 March 31, 1999

                           Lyondell Chemical Company
                             1221 McKinney Street
                                  Suite 1600
                             Houston, Texas 77010

                               ----------------
                                PROXY STATEMENT
                                March 31, 1999
                               ----------------

                                 INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors of Lyondell Chemical Company ("Lyondell" or the "Company"). When a proxy is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. If a proxy is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors of the Company. As to other items of business that may come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment. It is expected that proxy materials will be mailed to stockholders beginning on or about March 31, 1999.

                               VOTING PROCEDURES

  Holders of record of Common Stock at the close of business on March 11, 1999, will be entitled to one vote per share. The Company had 77,093,050 shares of Common Stock outstanding on such record date. Fractional shares will not be voted. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular matter.

  The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting. Adoption of the proposal to ratify the appointment of the independent auditors will require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting. Adoption of the proposal to adopt the Lyondell Chemical Company 1999 Long-Term Incentive Plan (the "1999 Long-Term Incentive Plan" or the "Plan") will require approval by the holders of a majority of the outstanding shares of Common Stock present, or represented, and entitled to vote at the meeting, provided that the total votes cast must also exceed fifty percent of the shares of Common Stock outstanding and entitled to vote on the matter.

  Abstentions from voting on any matter will be included in the voting tally and will have the same effect as a vote withheld on the election of directors, against the ratification of the appointment of the independent auditors, or against approval of the 1999 Long-Term Incentive Plan, as the case may be. Broker non-votes are not considered "shares present" with respect to a matter requiring the affirmative vote of a majority of shares present in person or by proxy at the meeting; accordingly, broker non-votes will not affect the outcome with respect to the ratification of the appointment of the independent auditors or the adoption of the 1999 Long-Term Incentive Plan.

  The Company's 401(k) and Savings Plan, in which employees, including executive officers have account balances, permits plan participants to direct the plan trustees how to vote the Common Stock allocated to their accounts. The trustee will vote all shares of Common Stock for which no participant directions are received as directed by such Plan's Benefits Administrative Committee which is made up of certain executive officers of the Company. Similarly, the trustee will vote all shares of Common Stock held in benefits plans of the Company's subsidiaries for which no participant directions are received as directed by each plan's Benefits Administrative Committee, which may be made up of certain executive officers of the Company.

  A proxy may be revoked by a stockholder at any time prior to the time it is voted by giving notice of such revocation in writing to the Secretary of Lyondell, by submitting another valid proxy bearing a later date or by voting in person at the meeting.

                            PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information as of December 31, 1998 (the most recent date as of which the Company has information except as otherwise noted below), regarding the beneficial ownership of the Common Stock by persons known by the Company to beneficially own more than five percent of its outstanding shares of Common Stock. Information in the table and footnotes is based on the most recent respective Statement on Schedule 13G or 13D or amendment thereto filed by such persons with the Securities and Exchange Commission (the "SEC"), except as otherwise known to the Company. On March 5, 1999, State Street Bank and Trust Company filed a Schedule 13G indicating its beneficial ownership had dropped below five percent; accordingly, it has been excluded from this table.

                                                                    Percentage
                                                          Number of  of Shares
                       Name and Address                    Shares   Outstanding
                       ----------------                   --------- -----------
      Brinson Partners, Inc.(a).......................... 9,132,624    11.9%
      209 South LaSalle, Chicago, Illinois 60604-1295

      Scudder Kemper, Investments, Inc.(b)............... 8,330,769    10.8%
      345 Park Avenue, New York, New York 10154

      Sanford C. Bernstein & Co., Inc.(c)................ 7,882,077    10.3%
      767 Fifth Avenue, New York, New York 10153

      Wellington Management Company, LLP(d).............. 6,661,203     8.7%
      75 State Street, Boston, Massachusetts 02109

      Franklin Resources, Inc.(e)........................ 5,623,000     7.3%
      777 Mariners Island Blvd., San Mateo, CA 94404

--------
(a) Brinson Partners, Inc. ("BPI") and its indirect parent holding company, UBS AG, may be deemed the beneficial owners of the 9,132,624 shares by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with clients. BPI and UBS AG have shared voting and shared dispositive power over all 9,132,624 shares.
(b) Scudder Kemper Investments, Inc. ("Scudder Kemper") may be deemed a beneficial holder of 8,330,769 shares. Scudder Kemper has sole voting power over 1,883,923 shares and shared voting power over 5,954,553 shares, and has sole dispositive power over all 8,330,769 shares.
(c) Sanford C. Bernstein & Co., Inc. ("Bernstein & Co.") may be deemed a beneficial holder of 7,882,077 shares. Bernstein & Co. has sole voting power over 4,951,215 shares and shared voting power over 524,685 shares, and has sole dispositive power over all 7,882,077 shares.
(d) Wellington Management Company, LLP ("WMC") (together with its wholly owned subsidiary, Wellington Trust Company, N.A.) may be deemed a beneficial owner of the 6,661,203 shares by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with clients, including the Vanguard/Windsor Fund, Inc. ("Vanguard"). WMC has shared dispositive power over the 6,661,203 shares and shared voting power over 1,300 shares. Vanguard has shared dispositive power over 6,659,903 shares and sole voting power over 6,659,903 shares.
(e) Franklin Resources, Inc. (together with its principal shareholders, Charles B. Johnson and Rupert H. Johnson, Jr., and its advisory subsidiary, Templeton Global Advisors Limited ("TGAL")) may be deemed a beneficial owner of 5,623,000 shares by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with clients. TGAL has sole voting and dispositive power over 5,623,000 shares.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the number of shares of Common Stock owned beneficially as of March 1, 1999, by each director or nominee, each of the executive officers named in the Summary Compensation Table (the "named executive officers") and by all directors and executive officers as a group. As of March 1, 1999, the percentage of shares of Common Stock beneficially owned by any director or nominee, named executive officer or by all directors and executive officers as a group, did not exceed one percent of the issued and outstanding Common Stock. Unless otherwise noted, each individual has sole voting and investment power.

                                                        Shares of Common Stock
                                                        owned beneficially as
                                                        of March 1, 1999(a)(b)
                                                        ----------------------
      Carol A. Anderson................................          3,230(c)
      William T. Butler................................          8,105
      Travis Engen.....................................         11,600
      Morris Gelb......................................         25,569
      Stephen F. Hinchliffe, Jr........................         11,128(d)
      Dudley C. Mecum II...............................          3,510
      Jeffrey R. Pendergraft...........................         86,211(e)
      Joseph M. Putz...................................         65,867
      Frank Savage.....................................          2,408
      Dan F. Smith.....................................        172,728
      Paul R. Staley...................................         20,043
      Debra L. Starnes.................................         90,065(f)
      All directors and executive officers as a group
       (24)............................................        704,818(g)

--------
(a) Includes shares held by the trustees under the Lyondell 401(k) and Savings Plan and the ARCO Chemical Company Capital Accumulation and Savings Plans for the accounts of participants as of December 31, 1998.
(b) The amounts shown for the named executive officers include shares that (i) are restricted shares that are not fully vested, (ii) shares acquired under the Company's Dividend Reinvestment Plan and (iii) shares that may be acquired through the exercise of stock options. Those shares that may be acquired through the exercise of stock options include: Mr. Smith, 32,200; Mr. Pendergraft, 50,600; Mr. Gelb, -0-; Ms. Starnes, 32,500; Mr.
    Putz, 25,600; and all executive officers as a group, including those just named, 144,919. The amounts shown for the directors include restricted shares which are not fully vested.
(c) Does not include 100 shares held by a trust of which Ms. Anderson is an indirect beneficiary, and as to which she disclaims beneficial ownership.
(d) Does not include 1,000 shares held by a trust of which Mr. Hinchliffe is a trustee, as to which shares he disclaims beneficial ownership.
(e) Does not include approximately 1,543 shares owned by Mr. Pendergraft's spouse, as to which shares he disclaims beneficial ownership.
(f) Does not include approximately 8,717 shares owned by Ms. Starnes' spouse, as to which shares she disclaims beneficial ownership.
(g) Does not include the approximately 11,562 shares owned by family members of certain executive officers and two trusts, as to which shares beneficial ownership is disclaimed.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange (the "NYSE") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  SEC regulations related to compliance with Section 16(a) of the Exchange Act require the following disclosure: Carol A. Anderson, a director of the Company, failed to file on a timely basis one report on Form 4 relating to a purchase transaction involving 975 shares of Common Stock of the Company directly owned by her.

  Except as described above, to the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that such reports accurately reflect all reportable transactions and holdings, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                              BOARD OF DIRECTORS

Directors' Meetings

  An annual meeting of the Board of Directors is held each year in conjunction with the annual meeting of stockholders for the purposes of the organization of committees, election or appointment of officers and the transaction of other business. Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine. Special meetings may be called by the Chairman of the Board of Directors, the President or a majority of the directors in office. The Company's By-Laws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing. During 1998, the Board of Directors held nine meetings. All of the Company's incumbent directors attended seventy-five percent or more of the aggregate of all meetings of the Board and committees on which they served during 1998, except Mr. Savage.

Audit Committee

  The Audit Committee of the Board of Directors was established for the general purpose of reviewing the integrity of the Company's accounting and financial reporting, maintaining communications between the Board of Directors and external and internal auditors, and initiating special investigations as deemed necessary. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. No member of the Committee is an officer or employee of the Company. The Audit Committee held six meetings during 1998. The Audit Committee currently comprises Messrs. Savage, Staley and Mecum, who serves as Chairman.

Compensation Committee

  The Compensation Committee of the Board of Directors adopts, amends, administers and terminates compensation and benefit plans, makes recommendations to the Board of Directors as to management succession plans and administers the Company's pay performance and incentive plans for executive officers. The Committee also reviews pay performance and incentive plans for the Company's joint ventures. No member of the Committee is an officer or employee of the Company and no member is eligible to participate in any benefit plan of the Company that is administered by the Committee. The Compensation Committee held ten meetings during 1998. The Compensation Committee currently comprises Messrs. Butler, Engen and Hinchliffe. Mr. Hinchliffe serves as Chairman.

Corporate Governance and Responsibility Committee

  The Corporate Governance and Responsibility Committee considers and makes recommendations to the Board of Directors as to the number of directors to constitute the whole Board, the selection criteria for membership and the names of persons whom it concludes should be considered for membership on the Board of Directors. The Corporate Governance and Responsibility Committee also recommends matters relating to committee assignments and the roles and responsibilities of the Board and of the directors in addition to monitoring the Company's legal compliance programs. The Corporate Governance and Responsibility Committee makes determinations on compensation for Non-Employee Directors and is responsible for evaluating the Board's performance and assessing the effectiveness of its structure and governance. The Corporate Governance and Responsibility Committee held seven meetings during 1998. The Corporate Governance and Responsibility Committee currently comprises Ms. Anderson and Messrs. Butler and Staley. Mr. Staley serves as Chairman. Stockholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Company's By-Laws that are described more fully on page 32 of this Proxy Statement.

Executive Committee

  The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company in the interim between meetings of the Board of Directors, except to the extent of certain exceptions set forth in Delaware law and the Company's By-Laws. The Executive Committee did not meet during 1998. The Executive Committee currently comprises Messrs. Smith, Engen and Butler. Dr. Butler serves as Chairman.

                        CORPORATE GOVERNANCE GUIDELINES

  The Board of Directors has adopted a formal statement of the roles and responsibilities of the Board and has adopted Corporate Governance Guidelines. The following are the statement on roles and responsibilities as well as excerpts from the Guidelines adopted by the Board:

Role of the Board

  The Board of Directors represents the interests of shareholders in perpetuating a successful business and optimizing long-term financial returns. In furtherance of this objective, it is the responsibility of the Board to select management, oversee corporate strategy and performance, and act as a resource to management in matters of planning and policy. The Board also will participate in management's succession planning, including specifically the evaluation of the Chief Executive Officer. To assure success, Board members will act not only as advisors, but also as participants and decision makers in matters of governance and corporate strategy.

  While the Board's primary role is to foster increased shareholder value, the Board also recognizes that the Company has responsibilities to other constituencies, including customers, employees, suppliers, creditors and the communities where it operates--all of whom are essential to a successful business.

Responsibilities of Directors

  Directors owe a duty of care and a duty of loyalty to the Company. Therefore, directors are expected to do the following:

  . act in the best interests of all shareholders;

  . exercise informed and independent judgment;

  . be knowledgeable about the businesses;

  . participate in the development of the Company's mission, aspirations, values and strategies;

  . maintain an understanding of general economic trends and conditions, and trends in corporate governance;

  . study materials presented for Board consideration;

  . actively participate in an objective and constructive manner in meetings of the Board and its committees; and

  . assist in representing the Company to the outside world.

Governance Guidelines

  The following is a synopsis of key provisions of the Corporate Governance Guidelines for the Board of Directors:

    Board membership will consist of no more than twelve Board members including no more than two present or former members of Company management.

    Desired characteristics of potential new Board members will be reviewed on at least an annual basis. Potential new Board members may be nominated by any director for screening, selection and recommendation for election by the Board. Invitation to join the Board of Directors will be extended by the Chairman of the Board and the Chairman of the Corporate Governance and Responsibility Committee. New directors will undergo a Company orientation.

    Whether the Chairman of the Board and the Chief Executive Officer positions should be held by separate individuals will be addressed in the best interest of the Company under the circumstances at the time. A lead director may be chosen by outside directors when the Chairman of the Board is an employee of the Company.

    There are no term limits for Board members. Annually, each director will be asked to confirm his or her desire to continue as a member of the Board. The Corporate Governance and Responsibility Committee will review the continued appropriateness of Board membership for directors who change the job responsibilities held when last elected to the Board. Retirement age for Board members is 72.

    Compensation for Board members will be reviewed annually for competitiveness. A portion of the directors' compensation will be in the form of Company stock.

    Performance of the Board will be reported annually to the Board by the Corporate Governance and Responsibility Committee in order to increase the Board's effectiveness.

    The Chief Executive Officer will be evaluated annually by the full Board. The evaluation will be used in considering compensation of the Chief Executive Officer.

    The Chief Executive Officer will provide an annual reporting to the Compensation Committee on succession planning and management development. This information will be shared with the full Board.

                             ELECTION OF DIRECTORS

                             Item 1 on Proxy Card

  Pursuant to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") and its By-Laws, the members of the Board of Directors serve for one-year terms, and until their successors are elected and qualified. The Board of Directors has selected the persons listed below as nominees for election to the Board.

  Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the eight nominees listed below. The directors will be elected by a plurality of the shares of Common Stock cast in person or by proxy at the meeting.

  All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

  The Board of Directors recommends that you vote FOR election of each nominee listed below. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

  The following biographical information is furnished with respect to each of the nominees for election at the annual meeting. The information includes age as of March 1, 1999, present position, if any, with Lyondell, period served as director, and other business experience during the past five years. The positions referred to beneath a director's name refer to positions with Lyondell unless stated otherwise.

William T. Butler, 66........  Dr. Butler was elected Chairman of the Board of
                               Directors of the Company on June 30, 1997. He has served as a director of the Company since his election on December 21, 1988, effective as of January 25, 1989. Dr. Butler has served as Chancellor of Baylor College of Medicine since January 1996. From 1979 until January 1996, he served as President and Chief Executive Officer of Baylor College of Medicine. He is also a director of C. R. Bard, Inc. and Browning-Ferris Industries Inc.

                               Dr. Butler is a member of the Compensation
                               Committee and the Corporate Governance and Responsibility Committee, and is Chairman of the Executive Committee.

Carol A. Anderson, 52........  Ms. Anderson was elected a director of the
                               Company effective December 11, 1998. She has served as Managing Director of TSG International, a subsidiary of The Springland Group, which manages private equity investments in high technology ventures since April 1998. From 1993 until March 1998, Ms. Anderson served as Managing Director of Merrill International, Ltd., which develops energy projects worldwide. Ms. Anderson is also a director of The Stroh Brewery Co., The Stroh Companies and Merrill International, Ltd.

                               Ms. Anderson is a member of the Corporate
                               Governance and Responsibility Committee.

Travis Engen, 54.............  Mr. Engen was elected a director of the Company effective as of April 1, 1995. He has held his current position as Chairman and Chief Executive of ITT Industries, Inc. (a diversified manufacturing company) since December 1995. From 1991 until December 1995, he served as Executive Vice President and a member of the

                               Management Policy Committee of ITT Corporation. He held the position of Senior Vice President of ITT Corporation and President and Chief Executive Officer of ITT Defense, Inc. from 1987 to 1991. Mr. Engen is also a director of Alcan Aluminium, Ltd.

                               Mr. Engen is a member of the Compensation
                               Committee and the Executive Committee.

Stephen F. Hinchliffe, Jr.,    Mr. Hinchliffe was elected a director of the
65...........................  Company on March 1, 1991. Since 1988, he has
                               held his current position of Chairman of the Board and Chief Executive Officer of BHH
                               Management, Inc., the managing partner of Leisure Group, Inc. (a manufacturer of consumer products). Previously, he served as Chairman of the Board of Leisure Group, Inc., which he founded in 1964. Mr. Hinchliffe is also a director of BHH Management, Inc., Leisure
                               Group, Inc. and Relton Corp.

                               Mr. Hinchliffe is Chairman of the Compensation Committee.

Dudley C. Mecum II, 64.......  Mr. Mecum was elected a director of the Company on November 28, 1988, effective as of January 25, 1989. Since June 1997, Mr. Mecum has been Managing Director of Capricorn Holdings LLC, a firm specializing in leveraged buyouts. From August 1989 until January 1997, Mr. Mecum was a partner with the merchant banking firm of G. L. Ohrstrom & Company. He served as Group Vice President and director of Combustion Engineering Inc. from 1985 to December 1987, and as a managing partner of the New York region of Peat, Marwick, Mitchell & Co. from 1979 to 1985. He is also a director of Dyncorp, VICORP Restaurants, Inc., Travelers Property Casualty Corporation, Metris Companies, Inc., Suburban Propane LLP, Citigroup and CCC Information Services, Inc.

                               Mr. Mecum is Chairman of the Audit Committee.

Frank Savage, 60.............  Mr. Savage was elected a director of the
                               Company effective October 16, 1998. He has served as the Chairman of Alliance Capital Management International (financial services) since 1993. From 1988 until 1996, Mr. Savage was Senior Vice President of The Equitable Life Assurance Society of the United States (financial services). Mr. Savage served on the Board of Directors of ARCO Chemical Company ("ARCO Chemical") from 1993 until it was acquired by the Company in July 1998. Mr. Savage is a director of Alliance Capital Management Corporation, Lockheed Martin Corporation and Qualcomm, Inc.

                               Mr. Savage is a member of the Audit Committee.

Dan F. Smith, 52.............  Mr. Smith was named Chief Executive Officer of the Company on December 6, 1996, and has served as President of the Company since August 31, 1994. He has served as a director of the Company since October 24, 1988. Since December 1, 1997, Mr. Smith has also served as the Chief Executive Officer of Equistar Chemicals, LP ("Equistar"), a petrochemicals and polymers joint venture owned 41 percent by the Company. Mr. Smith served as Chief Operating Officer of the Company from May 1993 to December 1996. He served as Vice President Corporate Planning of Atlantic Richfield Company ("ARCO") from October 1991 until May 1993. He previously served as Executive Vice President and Chief Financial Officer of the Company from October 1988 to October 1991 and as Senior Vice President of Manufacturing of the Company, and its predecessor, the Lyondell Division of ARCO, from June 1986 to October 1988. From April 1985 to June 1986 Mr. Smith held executive positions in manufacturing, control and administration. Prior to 1985, he served in various financial, planning and manufacturing positions with ARCO. Mr. Smith is also a director of Cooper Industries, Inc. and ChemFirst, Inc.

                               Mr. Smith is a member of the Executive
                               Committee.

Paul R. Staley, 69...........  Mr. Staley was elected a director of the
                               Company on November 28, 1988, effective as of January 25, 1989. He has held his current position as Chairman of the National Vision Foundation since August 1994. He held the position of Chairman of the Executive Committee of the Board of Directors of P. Q. Corporation (an industrial supplier of silicates) from January 1991 until August 1994. He also held the positions of President and Chief Executive Officer of P.Q. Corporation from 1973 and 1981, respectively, until January 1991.

                               Mr. Staley is Chairman of the Corporate
                               Governance and Responsibility Committee and a member of the Audit Committee.

          PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

                             Item 2 on Proxy Card

  The Board of Directors has recommended the appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to audit the financial statements of Lyondell for the year 1999. Prior to their merger, Coopers & Lybrand L.L.P. ("Coopers & Lybrand") and Price Waterhouse LLP (including any successor merged entity of the two firms), were jointly appointed to audit the financial statements of Lyondell for the year 1998. Prior thereto, Coopers & Lybrand had acted in this capacity since July 1988. In addition, from time to time, PricewaterhouseCoopers performs consulting work for the Company.

  Representatives of PricewaterhouseCoopers will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

  The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting.

  The Board of Directors recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

              PROPOSAL TO ADOPT THE 1999 LONG-TERM INCENTIVE PLAN

                             Item 3 on Proxy Card

  The Lyondell Chemical Company 1999 Long-Term Incentive Plan was adopted by the Compensation Committee on December 9, 1998, subject to shareholder approval, to provide for the grant of awards to employees of the Company and its subsidiaries ("Employees"). The primary objectives of the Plan are to focus Employees selected to participate on key measures of value creation for the Company's shareholders, provide significant upside award potential commensurate with shareholder value creation, encourage long-term management perspective, reward sustained long-term performance, enhance the ability of the Company to attract and retain highly talented individuals, reinforce a team orientation among top management and encourage ownership of Company stock among top management. The following summary of certain provisions of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit A.

  Awards to Employees ("Awards") may be in the form of (i) rights to purchase a specified number of shares of Common Stock at a specified price ("Options"),
(ii) rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the exercise date of the rights over a specified strike price ("SARs"), (iii) restricted grants of Common Stock or units denominated in Common Stock ("Restricted Stock Awards"), (iv) grants denominated in Common Stock or units denominated in Common Stock, which are made subject to the attainment of one or more goals ("Performance Shares"), (v) grants of rights to receive the value of a specified number of shares of Common Stock ("Phantom Stock"), and
(vi) a cash payment ("Cash Award").

  The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Administration

  The Compensation Committee of the Board or another committee appointed by the Board for this purpose (in either case, the "Committee") will administer the Plan. The Committee has full and exclusive power to administer the Plan and take all actions specifically contemplated thereby or necessary or appropriate in connection with the administration thereof. The Committee has the full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as the Committee may deem necessary or proper in keeping with the objectives thereof. The Committee may, in its discretion, extend or accelerate the exercisability of, accelerate the vesting of, or eliminate or make less restrictive any restrictions contained in any Award; waive any restriction or other provision of the Plan (insofar as it relates to Awards) or in any Award or otherwise amend or modify any Award in any manner that is either (i) not adverse to that Employee holding the Award or (ii) consented to by that Employee. The Committee may delegate to the chief executive officer and other senior officers of the Company its duties under the Plan. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

Participation and Eligibility

  Employees eligible for selection to receive Awards under the Plan are Employees whose performance, in the judgment of the Committee, can contribute significantly to the Company's long-term profit and growth objectives.

Shares Subject to the Plan

  No Award shall be granted if it shall result in an aggregate number of shares of Common Stock issued under the Plan plus the number of shares of Common Stock covered by or subject to Awards then outstanding (after giving effect to the grant of the Award in question) to exceed the lesser of ten million or ten percent of the number of shares of Common Stock outstanding at the time of granting such Award. No more than one million shares of Common Stock shall be available for incentive stock options, as defined below. No participant may be granted, during the term of the Plan, Options covering or relating to more than two million shares of Common Stock. No participant may be granted, during the term of the Plan, Awards in the form of Performance Shares, Restricted Stock, Stock Appreciation Rights or Phantom Stock covering or relating to more than one million shares of Common Stock. No more than 2.5 million shares of Common Stock shall be available, in the aggregate, for Awards in the form of Performance Shares, Restricted Stock, Stock Appreciation Rights or Phantom Stock. No Participant may be granted Cash Awards in respect of any calendar year having a value in excess of $2 million. The number of shares authorized to be issued under the Plan is also subject to adjustment as described under "--Adjustments" below. Shares subject to Awards that are forfeited or terminated, exchanged for Awards that do not involve Common Stock or expire unexercised, or are settled in cash in lieu of Common Stock, or otherwise such that the shares covered thereby are not issued, again become available for Awards.

Terms, Conditions and Limitations of Awards

  Generally. The Committee will determine the type or types of Awards made under the Plan and will designate the Employees who are to be the recipients of such awards. An Award (other than a Cash Award) shall be embodied in an agreement (an "Award Agreement"), which will contain terms, conditions and limitations as determined by the Committee. The Committee will establish guidelines governing the issuance and payment of Cash Awards. At the discretion of the Committee, an Employee may be offered an election to substitute an Award for another Award or Awards of the same or different type. Upon the termination of employment by an Employee, any unexercised, deferred, unvested or unpaid Awards will be treated as set forth in the applicable Award Agreement.

  Performance-Based Awards. Performance-based Awards consist of grants made to an Employee subject to the attainment of one or more performance goals. A performance-based Award will be paid, vested or otherwise deliverable solely upon the attainment of one or more pre-established, objective performance goals established by the Committee prior to the earlier of (i) 90 days after the commencement of the period of service to which the performance goals relate and (ii) the lapse of twenty-five percent of the period of service, and in any event while the outcome is substantially uncertain. A performance goal may be based upon one or more business criteria that apply to the Employee, one or more business units of the Company or the Company as a whole, and may include any of the following: economic value, economic value added, increased revenue, net income, stock price, market share, earnings per share, return on equity, return on assets, decrease in costs, shareholder value, net cash flow, total shareholder return, return on capital, return on investors' capital, operating income, funds from operations, cash flow, cash from operations, after-tax operating income and total market value. Prior to the payment of any compensation based on the achievement of such performance goals, the Committee must certify in writing that the applicable performance goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing, the terms, conditions and limitations applicable to any performance-based Awards will be determined by the Committee. Performance-based Awards may be in the form of Performance Shares, Options, Restricted Stock, Stock Appreciation Rights, Cash Awards or Phantom Stock.

  Options. Options are rights to purchase a specified number of shares of Common Stock at a specified price. An Option granted pursuant to the Plan may consist of either an incentive stock option ("ISO") that complies with the requirements of Section 422 of the Code or a non-qualified stock option ("NQSO") that does not comply with such requirements. The terms, conditions and limitations applicable to any Options, including the term of any Options and the date or dates upon which they become exercisable, will be determined by the Committee; provided, however, that the exercise price of an Option may not be less than the Fair Market Value of a share of Common Stock, as defined in the Plan, on the date of grant and may not be less than the Fair Market Value of a share of Common Stock on the grant date of any outstanding Option that is relinquished in connection with a grant of a new Option. Unless specified otherwise in the applicable Award Agreement, each Option shall immediately terminate to the extent it is not vested and does not become vested upon termination of employment on the date that a Participant terminates employment with the Company or a subsidiary.

  SARs. SARs are rights to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value (or other specified valuation) of a specified number of shares of Common Stock on the date the rights are exercised over a specified strike price. The exercise price of an SAR may not be less than the Fair Market Value of a share of Common Stock on the date of grant. The terms, conditions and limitations applicable to any SARs, including the term of any SARs and the date or dates upon which they become exercisable, will be determined by the Committee.

  Restricted Stock Awards. Restricted Stock Awards consist of restricted grants of Common Stock or units denominated in Common Stock. The terms, conditions and limitations applicable to any Restricted Stock Awards will be determined by the Committee.

  Performance Shares. Performance Shares consist of grants denominated in Common Stock or units denominated in Common Stock made to an Employee subject to the attainment of one or more performance goals. An Award of Performance Shares will be paid, vested or otherwise deliverable solely upon the attainment of one or more goals established by the Committee. Performance Shares vested upon the achievement of performance goals may be paid, in the discretion of the Committee, in shares of Common Stock, cash or a combination thereof. Subject to the foregoing, the terms, conditions and limitations applicable to any Performance Shares will be determined by the Committee.

  Phantom Stock. Phantom Stock means the right to receive the value of a specified number of shares of Common Stock. The terms, conditions and limitations applicable to any Phantom Stock will be determined by the Committee.

  Cash Awards. Cash Awards are awards payable in cash. The terms, conditions and limitations applicable to any Cash Award will be determined by the Committee.

Exercise of Options

  The exercise price of any Option must be paid in full at the time the Option is exercised in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering another Award (including a Restricted Stock Award). Unless otherwise provided in the applicable Award Agreement, in the event shares of restricted stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of restricted stock used as consideration therefor, will be subject to the same restrictions as the restricted stock so submitted as well as any other restrictions that may be imposed by the Committee. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this paragraph.

Award Payments

  Deferral. With the approval of the Committee, payments in respect of Awards may be deferred, either in the form of installments or a future lump sum payment. Any deferred payment of an Award, whether elected by the participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

  Dividends and Interest. Dividends or dividend equivalent rights may be made a part of any Award denominated in Common Stock or units of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may establish rules for the crediting of interest on deferred cash payments and dividend equivalents on deferred payments denominated in Common Stock or units of Common Stock.

Assignment of Interests Prohibited

  Unless otherwise determined by the Committee and provided in the applicable award agreement, no Award or any other benefit under the Plan shall be assignable or otherwise transferable except by will or the laws of descent and distribution. The Committee may prescribe and include in applicable award agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under the Plan in violation thereof will be null and void. Subject to approval by the Committee in its sole discretion, a participant may transfer an Award to certain immediate family members, as defined in the Plan, trusts for the exclusive benefit of such immediate family members or a partnership which is owned by such immediate family members.

Adjustments

  In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a stock dividend payable in shares of Common Stock or other stock split, any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property, the Plan provides for the Committee to make, in its sole discretion as it deems appropriate, adjustments to (i) the number of shares of Common Stock reserved under the Plan, the number of shares of Common Stock covered by outstanding Awards and related limitations on ISOs,
(ii) the exercise or other price in respect of such Awards, and (iii) the appropriate Fair Market Value and other price determinations for such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may (i) provide for the issuance or assumption of Awards by means of substitution of new Awards, as appropriate, for previously issued Awards or the assumption of previously issued Awards as part of such adjustment, (ii) make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, Awards, or (iii) in the event that the Company is not the surviving corporation of any such transaction, (A) cancel Awards that are Options or SARs and give the Participants who are the holders of such Awards notice and opportunity to exercise for 30 days prior to such cancellation, or (B) settle an Award that is an Option or SAR by a cash payment equal to the difference between the Fair Market Value per share of Common Stock on the date of such transaction and the exercise price of the Award, multiplied by the number of shares subject to the Award.

Amendment, Modification and Termination

  The Committee may amend, modify, suspend or terminate the Plan for the purpose of addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment that would impair the rights of any Participant with respect to any outstanding Award may be made without the consent of such Participant and (ii) no amendment legally requiring stockholder approval will be effective until such approval has been obtained. No Awards may be granted more than ten years after the effective date of the Plan.

Restrictions

  No payment or delivery of shares of Common Stock may be made unless the Company is satisfied that such payment or delivery will comply with applicable laws and regulations.

Tax Withholding

  The Company will have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under the Plan, an appropriate amount of cash or number of shares of Common Stock, or combination thereof, for the payment of taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock previously owned by the holder of the Award for which withholding is required.

Unfunded Plan

  The Plan will be unfunded. Any bookkeeping accounts that are established with respect to Participants for purposes of the Plan will be used merely as a bookkeeping convenience. The Company is not required to segregate any assets for purposes of the Plan or awards thereunder, nor will the Plan be construed as providing for such segregation, nor will the Company, the Board or the Committee be deemed to be a trustee of any benefit granted under the Plan. Any liability or obligation of the Company to any participant under the Plan will be based solely on any contractual obligations that may be created by the Plan and any Award Agreement, and no such liability or obligation of the Company will be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company, the Board nor the Committee will be required to give any security or bond for the performance of any obligation that may be created by the Plan.

Cancellation

  The adoption of the Plan is expressly conditioned on approval by holders of a majority of the outstanding shares of Common Stock present, or represented, and entitled to vote at the annual meeting of shareholders in 1999 and upon shareholder approval at that annual meeting that satisfies applicable exchange requirements for shareholder approval. If the shareholders of the Company should fail to so approve the Plan at such annual meeting, the Plan shall terminate and cease to be of any further force or effect and all grants of Awards under the Plan shall be null and void.

Awards Granted Under the Plan

  Subject to stockholder approval of the Plan, the Committee granted Options and Performance Shares under the Plan in January 1999 to seventeen executive officers, including the named executive officers. The following table shows the Options and Performance Shares granted under the Plan in January 1999 to each of the named executive officers and all current executive officers as a group. No Non-Employee Director will be granted an Award under the Plan. As of March 15, 1998, no employee who is not an executive officer has been granted Awards under the Plan. Prior to the date of the Annual Meeting, the Company anticipates awarding Options for the purchase of up to approximately 800,000 shares of Common Stock and up to approximately 200,000 Performance Shares, in the aggregate, to employees who are not executive officers. The last reported sales price for the Company's Common Stock as reported on the New York Stock Exchange Composite Transaction Tape on March 19, 1999 was $13 1/2 per share.

 Awards Granted Under 1999 Long-Term Incentive
                     Plan
------------------------------------------------
                          Securities
                          Underlying Performance
Name                      Options(1)  Shares(2)
----                      ---------- -----------
Mr. Smith...............    463,400    122,800
Mr. Pendergraft.........     79,100     21,000
Mr. Gelb................     91,700     24,300
Ms. Starnes.............     49,600     13,100
Mr. Putz................     30,700      8,100
All current executive
 officers as a group (17
 persons)...............  1,007,200    266,900

--------
(1) Number of shares of the Company's Common Stock.
(2) Number of Performance Shares subject to Award.

  Pursuant to the Plan, the Committee granted each executive officer a NQSO Award and a Performance Share Award. The exercise price of the shares of Common Stock underlying the Options is $18 1/8, representing the fair market value of the Company's Common Stock on January 6, 1999. The Options vest ratably over a three-year period beginning on the first anniversary date of the awards, and have a ten-year term.

  The Performance Shares awarded to the executive officers represent the number of Performance Shares each officer can earn during the calendar years 1999, 2000 and 2001 (the "Performance Period") if the Company achieves its target performance. The Company's performance target is to achieve total shareholder return during the Performance Period of at least the fiftieth percentile, as compared to the companies in its peer group (as selected by the Board of Directors). Total shareholder return is defined as the increase in dollar value as of the end of the Performance Period of an initial $100.00 investment in the Company's Common Stock, as required to be calculated under the Exchange Act for purposes of the Performance Graph contained in this Proxy Statement.

  In order for any Performance Shares to be earned, the Company must achieve a total shareholder return ranking of at least the thirtieth percentile. In such event, twenty percent of the Performance Shares awarded will be deemed earned. If, however, the Company achieves a total shareholder return ranking of at least the eightieth percentile, the number of Performance shares earned by each individual is increased to twice the number of Shares originally awarded to each recipient. At the Committee's discretion, payment of the Performance Shares will be paid in shares of Common Stock, in cash or a combination thereof.

Federal Income Tax Consequences

  The following discussion summarizes some U.S. federal income tax consequences to participants in the Plan. This summary is based on statutory provisions, Treasury regulations thereunder, judicial decisions and rulings of the Internal Revenue Service (the "IRS") in effect on the date hereof. This summary does not purport to be complete, and does not cover, among other things, state, local or foreign tax treatment of participation in the Plan. Furthermore, differences in participants' financial situations may cause federal, state and local tax consequences of participation in the Plan to vary.

  Nonqualified Stock Options; Stock Appreciation Rights; Incentive Stock Options. Participants will not realize taxable income upon the grant of an NQSO or SAR. Upon the exercise of an NQSO or SAR, the Employee will recognize ordinary income (subject to withholding by the Company) in an amount equal to the excess of (i) the amount of cash and the Fair Market Value on the date of exercise of the Common Stock received over (ii) the exercise price (if any) paid therefor. The Employee will generally have a tax basis in any shares of Common Stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a NQSO, that equals the Fair Market Value of such shares on the date of exercise. Subject to the discussion under "--Certain Tax Code Limitations on Deductibility" below, the Company (or a subsidiary) will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

  Employees will not have taxable income upon the grant of an ISO. Upon the exercise of an ISO, the Employee will not have taxable income, although the excess of the Fair Market Value of the shares of Common Stock received upon exercise of the ISO ("ISO Stock") over the exercise price will increase the alternative minimum taxable income of the Employee, which may cause such Employee to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Employee's regular tax liability in a later year to the extent the Employee's regular tax liability is in excess of the alternative minimum tax for that year.

  Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), the Employee will generally recognize capital gain (or loss) equal to the difference between the amount received in the disposition and the exercise price paid by the Employee for the ISO Stock. However, if an Employee disposes of ISO Stock that has not been held for the requisite holding period (a "disqualifying disposition"), the Employee will recognize ordinary income in the year of the disqualifying disposition to the extent that the Fair Market Value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm's-length disqualifying disposition to an unrelated party) exceeds the exercise price paid by the Employee for such ISO Stock. The Employee would also recognize capital gain (or, depending on the holding period, additional ordinary income) to the extent the amount realized in the disqualifying disposition exceeds the Fair Market Value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized in the disqualifying disposition (in the case of an arm's-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

  The Company and its subsidiaries will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless the Employee makes a disqualifying disposition of the ISO Stock. If an Employee makes such a disqualifying disposition, the Company (or a subsidiary) will then, subject to the discussion below under "--Certain Tax Code Limitations on Deductibility," be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the Employee under the rules described in the preceding paragraph.

  Under current rulings, if a participant transfers previously held shares of Common Stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an NQSO or ISO, the participant will recognize income with respect to the Common Stock received in the manner described above, but no additional gain will be recognized as a result of the transfer of such previously held shares in satisfaction of the NQSO or ISO exercise price. Moreover, that number of shares of Common Stock received upon exercise which equals the number of shares of previously held Common Stock surrendered therefor in satisfaction of the NQSO or ISO exercise price will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the previously held shares of Common Stock surrendered in satisfaction of the NQSO or ISO exercise price. Any additional shares of Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus, in the case of a NQSO, the amount of ordinary income recognized by the Participant with respect to the Common Stock received.

  Awards Payable in Cash; Stock Unit Awards; Restricted Stock Awards. An Employee will recognize ordinary compensation income upon receipt of cash pursuant to an award payable in cash or, if earlier, at the time such cash is otherwise made available for the Employee to draw upon it. An Employee will not have taxable income upon the grant of an award of Performance Shares, a Restricted Stock Award or Phantom Stock in the form of units denominated in Common Stock ("Stock Unit Award") but rather will generally recognize ordinary compensation income at the time the Employee receives Common Stock or cash in satisfaction of such Stock Unit Award in an amount equal to the Fair Market Value of the Common Stock or cash received. In general, a Participant will recognize ordinary compensation income as a result of the receipt of Common Stock pursuant to an award of Performance Shares, a Restricted Stock Award or Performance Award in an amount equal to the Fair Market Value of the Common Stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, the Participant will recognize ordinary compensation income in an amount equal to the Fair Market Value of the Common Stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the Participant makes an election to be taxed on the Fair Market Value of the Common Stock when such stock is received.

  An Employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the Employee recognizes income under the rules described above with respect to Common Stock or cash received pursuant to a Cash Award, Performance Award, Restricted Stock Award or Stock Unit Award. Dividends that are received by a Participant prior to the time that the Common Stock is taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a Participant in the Common Stock received will equal the amount recognized by the Employee as compensation income under the rules described in the preceding paragraph, and the Employee's holding period in such shares will commence on the date income is so recognized.

  Subject to the discussion under "--Certain Tax Code Limitations on Deductibility" below, the Company (or a subsidiary) will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the Participant under the foregoing rules.

  Certain Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability of the Company (or a subsidiary) to obtain a deduction for future payments under the Plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible. The ability of the Company (or a subsidiary) to obtain a deduction for amounts paid under the Plan could be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees of the Company to $1 million with respect to any such employee during any taxable year of the Company. However, certain exceptions apply to this limitation in the case of performance-based compensation. It is intended that the approval of the Plan by the stockholders of the Company and the description of the Plan contained in this Proxy will satisfy certain of the requirements for the performance-based exception and the Company will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 with respect to the grant and payment of certain performance-based awards (including certain options and SARs) so as to be eligible for the performance-based exception. However, it may not be desirable in all cases to satisfy all of the requirements for the exception and the Company may, in its sole discretion, determine that in one or more cases it is in its best interests to not satisfy the requirements for the performance-based exception.

  The proposal will be approved if it receives approval by the holders of a majority of the outstanding shares of Common Stock present, or represented, and entitled to vote at the meeting, provided that the total votes cast must also exceed fifty percent of the shares of Common Stock outstanding and entitled to vote on the matter.

  The Board of Directors recommends a vote FOR the adoption of the Lyondell Chemical Company 1999 Long-Term Incentive Plan. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

                             EXECUTIVE COMPENSATION

  The following table sets forth information as to the Chief Executive Officer during 1998 and the next four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                                                                        Compensation
                                                                    --------------------
                                         Annual Compensation          Awards    Payouts
                                  --------------------------------- ---------- ---------
                                                                    Restricted Long-Term
                                                       Other Annual   Stock    Incentive  All Other
                                                       Compensation   Awards    Payouts  Compensation
Name and Principal Position  Year Salary ($) Bonus ($)    ($)(a)      ($)(b)    ($)(c)      ($)(d)
---------------------------  ---- ---------- --------- ------------ ---------- --------- ------------
Dan F. Smith...............  1998  804,000   1,094,000     8,516    1,094,000        -0-    87,578
President &                  1997  651,734     548,900    11,360      277,325  5,079,354    85,712
Chief Executive Officer      1996  490,886     241,932    11,026      370,813    221,613    61,556

Jeffrey R. Pendergraft.....  1998  350,468     327,000    26,358      326,995        -0-    50,536
Executive Vice President     1997  282,556     182,967    14,129       96,514  1,721,777    45,178
and Chief Administrative
 Officer                     1996  255,000      90,725    14,707      139,055     83,127    40,845

Morris Gelb(e).............  1998  142,464     179,900     3,029      706,440        -0-    22,984
Executive Vice President     1997       --          --        --           --         --        --
and Chief Operating Officer  1996       --          --        --           --         --        --

Debra L. Starnes(f)........  1998  297,356     201,000    21,693      200,996        -0-    43,046
Senior Vice President,       1997  270,598     182,967    16,310       96,514  1,721,777    42,686
Intermediate Chemicals       1996  214,200      90,725    15,444      139,055     83,127    39,109

Joseph M. Putz(g)..........  1998  259,284     155,000    30,733      154,997        -0-    42,997
Senior Vice President,       1997  211,084     154,837    22,061      154,837  1,042,455    30,215
Special Assignments          1996  189,720      49,867    15,889       49,867     83,433    25,946

--------
(a) Includes imputed income in respect of the Long-Term Disability Plan, tax gross-ups in respect of financial counseling reimbursements and in respect of other miscellaneous items, and the amount of incremental interest accrued under the Executive Deferral Plan that exceeds 120 percent of a specified IRS rate. "Tax gross-ups" refers to the additional reimbursement paid to a recipient to cover the federal income tax obligations associated with the underlying benefit, including an additional amount based on maximum applicable income tax rates.
(b) Messrs. Smith, Pendergraft and Putz and Ms. Starnes received restricted stock awards under the Lyondell Chemical Company Restricted Stock Plan (the "Restricted Stock Plan") as of March 4, 1999, in connection with their annual bonus for 1998. The valuations of such restricted stock awards in the table were calculated using a per share price of $14 1/4, the fair market value of the Company's Common Stock on the date of grant. Mr. Gelb was awarded 25,230 shares of restricted stock under the Restricted Stock Plan as a relocation bonus on July 24, 1998. The value of Mr. Gelb's award at December 31, 1998, based on the stock's closing price, was $454,140. None of the other named executive officers held any restricted stock at December 31, 1998. With the exception of Mr. Gelb's award, all of the restricted stock awarded to named executive officers with respect to 1998 vests annually in three equal installments beginning on the first anniversary of the date of grant. Mr. Gelb's restricted stock award also vests in three equal installments. The vesting of the first third occurred on December 15, 1998, and the remaining two installments will vest on the second and third anniversary of the grant date. The restricted stock awards in the table for 1997 and 1996 were made pursuant to the Value Share Plan, which was terminated in 1997, at which time all unvested outstanding restricted stock became vested. The dollar value included in the table reflects the valuation at the time of the award. The named executive officers receive the dividends on shares of restricted stock at the same rate as all other stockholders.
(c) Amounts shown in the Long-Term Incentive Payouts column for 1997 represent the deferred cash payments made in 1997 in accordance with the normal operation of the Value Share Plan (as defined herein), together with payments made in December 1997 in accordance with the termination of the Value Share Plan. Amounts shown in the Long-Term Incentive Payouts column for 1996 represent payment of the associated cash portion under the Value Share Plan that was paid in December 1997 in connection with the vesting of such executive officers' restricted stock. Executive officers also accrued dividend share credits in each of 1998, 1997 and 1996 for their outstanding options. Dividend share credits are allocated to an optionee's account whenever dividends are declared on shares of Common Stock. The number of dividend share credits to be allocated on each record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (i) the number of shares subject to outstanding options and (ii) the number of dividend share credits then credited to the optionee's account, and dividing the resulting figure by the fair market value of a share of Common Stock on such dividend record date. As future dividends are declared, the participant will receive dividend share credits not only on the number of shares covered by unexercised options but also on the number of dividend share credits in the participant's account. The dividend crediting mechanism will continue to operate in this manner with respect to options, until the participant exercises such options or the options expire. Dividend share credits do not represent earned compensation and have no definite value until the date on which the options in respect of which such credits have been allocated are exercised. See footnote (b) to the Aggregated Option Exercises and Fiscal Year-End Option Values Table. Dividend share credits are canceled upon an optionee's termination of employment under certain specified circumstances. The number of dividend share credits accrued to the accounts of the named executives during 1998, 1997 and 1996, respectively, is as follows: Mr.
   Smith: 7,868, 1,399 and 1,233; Mr. Pendergraft: 14,441, 2,273 and 2,125; Ms.
   Starnes: 9,081, 1,455 and 1,358; Mr. Putz: 6,792, 278 and 290. Mr. Gelb did
   not hold any options during 1998 and accordingly he did not accrue any dividend share credits.
(d) Includes contributions to the Executive Supplementary Savings Plan, incremental executive medical plan premiums, financial counseling reimbursements, certain amounts in respect to the Executive Life Insurance Plan and the Optional Life Insurance Plan, in the case of each of Ms. Starnes and Mr. Putz, also includes such amounts with respect to the portion of 1998 during which they served as officers of Equistar, and, in the case of Mr. Gelb, also includes certain amounts paid under comparable ARCO Chemical plans, as follows:

                             Year Mr. Smith Mr. Pendergraft Mr. Gelb Ms. Starnes Mr. Putz
                             ---- --------- --------------- -------- ----------- --------
   Executive Supplementary
    Savings Plan...........  1998  $64,320      $28,037      $8,038    $23,788   $20,743
   Incremental Medical Plan
    Premiums...............  1998  $ 8,441      $ 8,441      $4,983    $ 8,441   $ 8,441
   Financial Counseling
    Reimbursement..........  1998  $   -0-      $ 8,968      $2,500    $ 7,107   $ 7,107
   Executive and Optional
    Life Insurance Plans...  1998  $14,817      $ 5,090      $7,463    $ 3,710   $ 6,706

(e) Mr. Gelb began serving as the Company's Executive Vice President and Chief Operating Officer in December 1998. From July 1998 through December 1998, Mr. Gelb served as Senior Vice President, Manufacturing, Process Development and Engineering. Prior thereto, Mr. Gelb served as an officer of ARCO Chemical, which was acquired by Lyondell in July 1998. The summary compensation information presented above includes compensation paid to Mr. Gelb by such subsidiary of Lyondell subsequent to the acquisition date. Mr. Gelb's 1998 Lyondell bonus was an amount based on his ARCO Chemical bonus target for 1998. The bonus amount in the table represents the pro-rata portion of such target bonus, which was paid to Mr. Gelb by the Company for the last five months of 1998.
(f) Ms. Starnes has served as Senior Vice President, Intermediate Chemicals since July 1998. From December 1, 1997, through June 1998, she served as Senior Vice President, Polymers, of Equistar. Prior thereto, Ms. Starnes served as Senior Vice President, Petrochemicals, of the Company. The summary compensation information presented above includes compensation paid to Ms. Starnes by the Company and Equistar in each of the foregoing capacities.
(g) Mr. Putz has served as Senior Vice President, Special Assignments since July 1998. From December 1, 1997, through June 1998, he served as Senior Vice President, Finance and Administration, of Equistar. Prior thereto, Mr. Putz served as Vice President, Control and Administration of the Company. The summary compensation information presented above includes compensation paid to Mr. Putz by the Company and Equistar in each of the foregoing capacities.

            PAY AND PERFORMANCE PLANS AND LONG-TERM INCENTIVE PLANS

1998 Bonus Awards

  For 1998, Lyondell executives (other than those executives, including Mr. Gelb, who were executives of ARCO Chemical prior to its acquisition by Lyondell) participated in the 1998 executive incentive plan (the "1998 Incentive Plan"). The 1998 Incentive Plan was designed to focus participants on key measures of value creation for the Company's shareholders and on operating measures that lead to the creation of value, encourage a long-term management perspective, reward for sustained long-term performance; and encourage significant ownership of Company stock.

  Pursuant to the 1998 Incentive Plan, financial measures were established, based fifty percent on Lyondell's Market Value Added ("MVA"), twenty-five percent on Lyondell's Economic Value Added ("EVA") and twenty-five percent on certain operating targets. MVA measures changes in the market value of the Company's equity based on average share price for the year, plus dividends as if they had been reinvested in the Company's stock. EVA measures the Company's cash flow performance (which exceeds the cost of capital) and is calculated by multiplying the capital invested in the Company by the Company's weighted average cost of capital. The operating targets focus on critical benchmarks related to such items as attainment of synergies with Equistar, attainment of cost savings for Lyondell-CITGO Refining LP, and selected financial results. The Compensation Committee established an objective formula for determining the resulting Performance Percentage corresponding with attained levels of performance under these financial measures.

  The Compensation Committee assigned each participant a Target Bonus Percentage of base salary commensurate with his or her position and other considerations the Compensation Committee deemed appropriate. Based on attainment of the established financial targets, the Compensation Committee determined the Performance Percentage for 1998 performance. Each participant's award was determined by multiplying the (a) participant's base salary for 1998 by (b) the Target Bonus Percentage, by (c) the Performance Percentage.

  Awards paid under the 1998 Incentive Plan have an up-front cash portion, which amounts are included under the "Bonus" heading in the Summary Compensation Table, as well as a long-term portion. The long-term portion consists of restricted stock that vests over a three-year period, accompanied by an equivalent amount of deferred cash that is paid out as the restricted shares vest. The restricted stock awards were made pursuant to the Restricted Stock Plan.

1998 Incentive Plan--Awards in Last Fiscal Year

                                                                    Period Until
                                                          Number     Maturation
      Name                                             of Shares(a)  or Payout
      ----                                             ------------ ------------
      Mr. Smith.......................................    76,772        (b)
      Mr. Pendergraft.................................    22,947        (b)
      Mr. Gelb........................................        --        (b)
      Ms. Starnes.....................................    14,105        (b)
      Mr. Putz........................................    10,877        (b)

--------
(a) Represents the number of shares of Common Stock as to which the deferred cash portion of the awards made under the 1998 Incentive Plan is equivalent.
(b) These awards vest in annual one-third increments, beginning on December 15, 2000.

Restricted Stock Plan

  The Restricted Stock Plan was approved by the stockholders in 1995. The purpose of the Restricted Stock Plan is to provide executive officers and other key employees with a proprietary interest in the Company's success and progress by granting them shares of Common Stock. It is intended to further align the interests of such employees with the interests of the stockholders in terms of both risk and reward and to strengthen the Company's ability to continue to attract and retain highly qualified employees.

  Subject to the express provisions of the Restricted Stock Plan, the Compensation Committee has the authority to select eligible executive officers for participation in the Restricted Stock Plan and to determine all of the terms and conditions of grants and awards. The Chief Executive Officer has authority to select eligible non-officer key employees of the Company for participation in the Restricted Stock Plan. The Compensation Committee also has authority to prescribe rules and regulations for administering the Restricted Stock Plan and to decide questions of interpretation of any provision of the Restricted Stock Plan.

  Under the Restricted Stock Plan, fixed awards are made in the form of shares of Common Stock that are issued to the employee but that are forfeitable and subject to restrictions on transfer. Vesting of Restricted Stock awards is not contingent on the achievement of specific objectives, but is contingent on the participant's continuing in the Company's employ for a period specified in the award. The restricted period will begin on the date of the grant and will continue for a period of time determined on the date of grant.

Value Share Plan

  In 1995 the Company adopted a performance-driven pay plan for executive officers (the "Value Share Plan"). In connection with the significant reorganization of the Company as a result of the creation of Equistar, the Value Share Plan was terminated effective December 1, 1997. In connection with such termination, all unvested restricted stock outstanding was immediately vested, and the associated deferred cash piece was paid out. Pursuant to the terms of the plan, each participant received a payment equivalent to the sum of the estimated pro-rated Value Share Plan awards for the years 1998 through 2001. Awards under the Value Share Plan were calculated based on five-year Performance Cycles and the payments made in December 1997 acknowledge each participant's contributions to the Company through December 1997 for the Cycles ending in each of the years 1998 through 2001. Accordingly, each received a pro-rated award in the amount of the sum of eighty percent of the estimated award otherwise payable to such participant in 1999 for 1998; sixty percent of the estimated award payable to such participant in 2000 for 1999; forty percent of the estimated award payable to such participant in 2001 for 2000; and twenty percent of the estimated award payable to such participant in 2002 for 2001.

  The Value Share Plan was designed to provide participants with an incentive to maximize long-term stockholder value and to encourage significant ownership of Company stock. The Value Share Plan established Performance Cycles and, at the beginning of each Cycle, participants were assigned an allocation percentage indicating the extent to which each participant shares in the amounts generated by the Value Share Plan. At the end of the Performance Cycle two award pools are created: (i) a Value Award Pool and (ii) an Operating Award Pool.

  The Value Award Pool equaled the sum of 4.0 percent of Average EVA and 1.25 percent of MVA. EVA measures the Company's cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in the Company times the Company's weighted average cost of capital. MVA measures changes in the market value of the Company's equity, plus the value of dividends as if they had been reinvested in the Company's Common Stock.

  An Operating Award Pool was created if certain minimum criteria were satisfied. The size of the pool was based on the Compensation Committee's evaluation of Lyondell's operating performance in the final year of any Cycle in the areas of customer satisfaction, corporate responsibility (including safety and environmental performance), employee productivity and financial performance. The Operating Award Pool maximum is $1 million for any Performance Cycle and could be adjusted downward by the Compensation Committee based on its assessment of the Company's performance in the final year of the Cycle.

  Following the completion of a Performance Cycle, the Value Share Plan provided that the sum of the Pools be awarded to Participants in accordance with their allocation percentages. Awards were designed to be paid out: (a) one-third in cash, to be paid within 90 days following the end of a Performance Cycle; (b) one-third in restricted stock, issued within 90 days following the end of a Performance Cycle; and (c) one-third in cash, to be paid at the time that the related award of restricted stock vests. The award for the Performance Cycle ended in 1997 was paid entirely in cash and such award payment is set forth in the "Bonus" column under the Summary Compensation Table.

  Upon termination of the Value Share Plan, cash payments were made for the participant's contribution to the Company through December 1997 for each of the Performance Cycles that would have ended in the years 1998 through 2001. For purposes of calculating such payments, the share price for calculating MVA was held at $23.943, the average price for 1997, and EVA for the remaining Performance Cycles was deemed to be the same as for 1997.

Executive Long-Term Incentive Plan

  Prior to its replacement by the Value Share Plan, the Company's Executive Long-Term Incentive Plan (the "LTIP") provided for the granting of stock options, the right to receive performance units under certain circumstances and a cash payment in respect of dividend share credits. No performance units are currently outstanding. Commencing in 1995, no additional grants of stock options or performance units were made to executive officers pursuant to the LTIP, although dividend share credits will continue to accrue on outstanding stock options.

  No stock options were exercised during 1998. The following table shows the number of shares of Common Stock represented by outstanding stock options held by each of the named executive officers as of December 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock.

                      Aggregated Option Exercises in 1998
                       and Fiscal Year-End Option Values

                              Number of Securities
                             Underlying Unexercised     Value of Unexercised
                                Options at Fiscal      In-The-Money Options at
                                  Year-End (#)        Fiscal Year-End ($)(a)(b)
                            ------------------------- -------------------------
              Name          Exercisable Unexercisable Exercisable Unexercisable
              ----          ----------- ------------- ----------- -------------
      Mr. Smith............   32,200         -0-         $-0-          -0-
      Mr. Pendergraft......   50,600         -0-         $-0-          -0-
      Mr. Gelb(c)..........       --          --           --           --
      Ms. Starnes..........   32,500         -0-         $-0-          -0-
      Mr. Putz.............   25,600         -0-         $-0-          -0-

--------
(a) The last reported closing sales price, as reported on the NYSE, of Lyondell Common Stock on December 31, 1998, was $18.00 per share. On December 31, 1998, none of the options held by the named executive officers was in-the-money.
(b) Each option carries with it the right to dividend share credits, as described in footnote (c) to the Summary Compensation Table. Set forth below is a calculation of the value of accrued dividend share credits, assuming exercise at December 31, 1998, of the in-the-money options. These hypothetical values have been calculated for illustration purposes only.

                                                       Exercisable Unexercisable
                                                       ----------- -------------
      Mr. Smith.......................................    $-0-         $-0-
      Mr. Pendergraft.................................    $-0-         $-0-
      Mr. Gelb........................................      --           --
      Ms. Starnes.....................................    $-0-         $-0-
      Mr. Putz........................................    $-0-         $-0-

(c) The Company has not issued stock options to Mr. Gelb.

Equistar Long-Term Incentive Plan

  Ms. Starnes and Mr. Putz are entitled to awards under Equistar's long-term incentive plan. Awards are based on whether Equistar reaches performance and financial levels in two critical areas: economic value added ("Equistar EVA") and the achievement of synergies. Equistar EVA measures Equistar's cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in Equistar by Equistar's weighted average cost of capital. Synergies include both one-time and on-going potential savings from operating the businesses contributed by each of Equistar's owners.

  Equistar assigns a target award percentage to each plan participant based primarily on the participant's salary and position. The target award percentage is multiplied by a multiple (based on Equistar's achievement of Equistar EVA and synergy goals) that is determined by Equistar's Partnership Governance Committee, the product of which is multiplied by the participant's base pay. Awards consist of a combination of current cash and deferred cash compensation. For 1998, the annual cash portion of the awards paid to Ms. Starnes and Mr. Putz was $105,000 and $91,000, respectively, which amounts are included under the "Bonus" heading in the Summary Compensation Table. The deferred component of the awards for Ms. Starnes and Mr. Putz (which would otherwise be cash paid out over a three-year period, subject to certain adjustments) was converted into long-term awards under the Lyondell 1998 Incentive Plan. Accordingly such deferred awards are reflected as a portion of their restricted stock awards included in the Summary Compensation Table and of their 1998 Incentive Plan Awards described under "1998 Incentive Plan-- Awards in Last Fiscal Year."

                            ANNUAL PENSION BENEFITS

  The following table shows estimated annual pension benefits payable to the Company's employees, including executive officers of the Company upon retirement at age 65 based on credited service as of January 1, 1999, under the provisions of the Lyondell Retirement Plan and the Supplementary Executive Retirement Plan (together, the "Lyondell Retirement Plan").

                             Pension Plan Table(a)

  Average Final Earnings (Base       Approximate Annual Benefit for Years of
Salary Plus Annual Bonus) Highest     Membership Service Indicated(c)(d)(e)
 Three Consecutive Years out of    --------------------------------------------
        Last Ten Years(b)          15 Years 20 Years 25 Years 30 Years 35 Years
---------------------------------  -------- -------- -------- -------- --------
$1,400,000.......................  $322,169 $429,558 $536,948 $644,338 $751,727
 1,300,000.......................  $299,069 $398,758 $498,448 $598,138 $697,827
 1,200,000.......................  $275,969 $367,958 $459,948 $551,938 $643,927
 1,100,000.......................  $252,869 $337,158 $421,448 $505,738 $590,027
 1,000,000.......................  $229,769 $306,358 $382,948 $459,538 $536,127
   900,000.......................  $206,669 $275,558 $344,448 $413,338 $482,227
   800,000.......................  $183,569 $244,758 $305,948 $367,138 $428,327
   700,000.......................  $160,469 $213,958 $267,448 $320,938 $374,427
   600,000.......................  $137,369 $183,158 $228,948 $274,738 $320,527
   500,000.......................  $114,269 $152,358 $190,448 $228,538 $266,627
   400,000.......................  $ 91,169 $121,558 $151,948 $182,338 $212,727
   300,000.......................  $ 68,069 $ 90,758 $113,448 $136,138 $158,827
   200,000.......................  $ 44,969 $ 59,958 $ 74,948 $ 89,938 $104,927

--------
(a) Ms. Starnes and Mr. Putz were participants in Equistar's pension plan as a result of their one year of employment with Equistar. Benefits under the Equistar pension plan are calculated by multiplying the participant's years of service with Equistar by their final average earnings, the product of which is multiplied by a benefit percentage which is based on the age at which the participant begins to receive benefits. The estimated annual benefit payable to Ms. Starnes and Mr. Putz, assuming retirement at age 65, is $7,191 and $5,139, respectively. Ms. Starnes and Mr. Putz are participants in Equistar's Supplemental Executive Retirement Plan
    ("Equistar SERP"). Calculation of benefits under the Equistar SERP is based on the participant's base wage, salary deferrals and annual incentive awards. The Equistar SERP provides for two types of supplementary benefits: deferral/incentive supplements and qualification limitation supplements. The estimated annual benefit payable to Ms.
    Starnes and Mr. Putz, assuming retirement at age 65, is $4,977 and $2,925, respectively.
    Mr. Gelb is not a participant in the Lyondell Retirement Plan, but does participate in the ARCO Chemical Company Retirement Plan, which provides for benefits similar to those of the Lyondell Retirement Plan. Mr. Gelb also participates in the Lyondell Supplementary Executive Retirement Plan. The approximate annual benefits under the ARCO Chemical Retirement Plan do not differ significantly from those set forth in the table above with respect to the Lyondell Retirement Plan.
(b) The covered compensation for which retirement benefits are computed is the average of the participant's highest three consecutive years out of the last ten years of base salary plus annual bonus. Base salary and annual bonus amounts are set forth under the "Salary" and "Bonus" headings in the Summary Compensation Table.
(c) The amounts shown in the above table are necessarily based upon certain assumptions, including retirement of the employee at age 65, based on credited services as of January 1, 1999, and payment of the benefit under the basic form of allowance provided under the Lyondell Retirement Plan (payment for the life of the employee only with a guaranteed minimum payment period of 60 months). The amounts will change if the payment is made under any other form of allowance permitted by the Lyondell
    Retirement Plan, or if an employee's actual retirement occurred after January 1, 1998, since the "annual covered compensation level" of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee's subsequent years of membership service. The benefits shown are not subject to deduction for Social
    Security benefits or other offset amounts. The plans, however, provide a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.
(d) As of December 31, 1998, the credited years of service (rounded to the nearest whole number) under the Lyondell Retirement Plan (or in the case of Mr. Gelb, under the ARCO Chemical Company Retirement Plan) for the named executive officers were: Mr. Smith, 24; Mr. Pendergraft, 26; Mr.
    Gelb, 29; Ms. Starnes, 23; and Mr. Putz, 32.
(e) All employees' (including executive officers') years of service with ARCO prior to the creation of Lyondell have been credited under the Company's retirement plans.

                       EXECUTIVE SEVERANCE ARRANGEMENTS

  Certain employees (including Mr. Gelb and other executive officers) who are former employees of ARCO Chemical are participants in the ARCO Chemical Company Change of Control Plan (the "ACC Change of Control Plan"). The Company's acquisition of ARCO Chemical in July 1998 was a change of control as defined in such plan.

  Under the ACC Change of Control Plan, if an eligible employee is terminated by the Company without cause or by the employee for good reason (which includes certain "constructive" terminations) within two years following the change of control, the employee will be entitled to receive one times to three times pay, depending upon the employee's grade level. The definition of good reason varies depending on the employee's grade level within the Company. Severance payments are paid based upon length of service for employees who were not executives or key managers of ARCO Chemical. As a former executive of ARCO Chemical, Mr. Gelb would receive a payment equal to three times the sum of his current base salary plus the greater of (i) the average of his bonuses for the three years prior to termination or (ii) his target bonus for the year in which the termination occurs. Former ARCO Chemical employees will receive additional specified coverage under the Company's medical, dental and life insurance plans, depending on the employee's grade level. Mr. Gelb will receive 36 months of coverage. Mr. Gelb will also receive a gross-up payment from the Company for the amount of the excise tax liability, if any, imposed pursuant to Code Section 4999 with respect to any benefits paid in connection with the change of control; however, due to the nature of the Company's acquisition of ARCO Chemical, the Company does not believe that any payments made pursuant to the ACC Change of Control Plan will result in excise tax liability under Code Section 4999.

  On March 15, 1999, the Compensation Committee adopted the Lyondell Chemical Company Executive Severance Pay Plan (the "Severance Plan"), which generally applies to all executive officers of the Company, including Mr. Smith, Mr. Pendergraft and Ms. Starnes, and certain other key members of management that are designated by the Chief Executive Officer. Mr. Gelb is not eligible to participate in the Severance Plan because no employee currently eligible for a severance benefit under a plan or agreement established by ARCO Chemical is eligible to participate. At the expiration of the ACC Change of Control Plan in July 2000, Mr. Gelb and the other former ARCO Chemical executives will automatically be covered under the Severance Plan. Mr. Putz is not currently eligible to participate in the Severance Plan because he is eligible to receive a severance benefit under an agreement between him and the Company as described below. The Severance Plan provides for the payment of certain benefits to covered employees upon certain terminations following a Change in Control of the Company. Under the Severance Plan, a "Change in Control" of the Company means any one of the following events: (i) the incumbent directors of the Company (directors as of February 1, 1999 or individuals recommended or approved by a majority of the then incumbent directors other than as a result of either an actual or threatened election contest) cease to constitute at least a majority of the Company's Board of Directors, (ii) the stockholders approve (A) a merger, consolidation, or recapitalization of the Company, or a sale of substantially all the Company's assets, unless immediately after the consummation of the transaction, the shareholders of the Company immediately prior to the transaction would own eighty percent or more of the resulting entity, or the incumbent directors at the time of initial approval of the transaction would, immediately after the transaction, constitute a majority of the Board of Directors or similar managing group of such resulting entity, or
(B) any plan for the liquidation or dissolution of the Company, (iii) any person shall become the beneficial owner of twenty percent or more of the outstanding Common Stock or combined voting power of all voting securities of the Company, unless such person reaches twenty percent ownership solely as a result of (A) the Company acquiring securities and correspondingly reducing the number of shares outstanding or (B) acquisition of securities directly from the Company except for any conversion of a security that was not acquired directly from the Company, provided that if a person referred to in subsection
(iii)(A) or (B) shall thereafter become the beneficial owner of any additional shares of Common Stock or other voting securities (other than by stock split, stock dividend or similar transaction), then a Change in Control will be deemed to have occurred.

  If an employee covered under the Severance Plan is terminated by the Company without cause or by the employee for good reason (which includes certain "constructive" terminations) within two years following a Change in Control, the employee will be entitled to receive a payment equal to one times to three times annual earnings, depending on the employee's position in the Company. Annual earnings for this purpose is generally the sum of an employee's base pay plus target annual bonus. Mr. Smith and Mr. Pendergraft will receive a payment equal to three times their respective annual earnings, and Ms. Starnes will receive a payment equal to two times her annual earnings. Outstanding option awards to covered employees will be automatically vested. Covered employees will also receive: (i) eligibility to commence vested early retirement benefits under the Company's retirement plans, actuarially reduced for early commencement, and retiree medical coverage; (ii) continuation of welfare benefit coverages for a period of two years following termination; and (iii) outplacement services for a period of one year, at a cost not to exceed $40,000. In addition, covered employees will receive a gross-up payment from the Company for the amount of the excise tax liability, if any, imposed pursuant to Code
Section 4999 with respect to any benefits paid in connection with the Change in Control. In order to receive benefits under the Severance Plan, a covered employee must sign a general release of claims against the Company and its affiliates. Upon a Change in Control, the Company will also deposit into the Company's Supplemental Executive Benefit Plans Trust any additional assets necessary to fully fund the benefits due under the Supplementary Executive Retirement Plan and the Executive Deferral Plan. The Severance Plan may be amended or terminated at any time prior to a Change in Control or, if earlier, prior to the date that a third party submits a proposal to the Board of Directors that is reasonably calculated, in the judgment of the Compensation Committee, to effect a Change in Control. The Severance Plan may not be amended to deprive a covered employee of benefits after a Change in Control.

  Under the Severance Agreement with Mr. Putz, and in exchange for release of liability, he is entitled to certain benefits if, during the term of such agreement, he is involuntarily terminated or he elects to terminate for good reason (which includes certain "constructive" terminations), or he terminates due to death, disability or upon his contemplated retirement at December 31, 1999. Mr. Putz in such event, is entitled to receive (i) a payment equal to three times his annual earnings, which for this purpose is generally the sum of his base salary plus three-year average cash bonus paid; (ii) the immediate vesting of all unvested stock options; (iii) an additional five years of age and service credit under the Company's supplementary executive retirement plan; (iv) a payment of all contributions and earnings accrued or credited to his deferred compensation account; (v) two-thirds of an amount that is equal to an income tax gross-up payment on the amount of contributions plus earnings accrued or credited to such deferred compensation account as of September 1, 1996, for the payment of any federal, state, local or employment taxes incurred; (vi) continuation of medical and welfare benefit coverages for a period of two years following termination; (vii) financial counseling for a period of one year following termination; and (viii) outplacement services for a period of one year at a cost not to exceed $40,000. In addition, Mr. Putz will receive, if applicable, a gross-up payment from the Company for the amount of the excise tax liability, if any, imposed pursuant to Code Section 4999 with respect to any benefits paid pursuant to the agreement. The agreement remains in effect until January 1, 2000.

                               PERFORMANCE GRAPH

  The graph below compares the cumulative total return to stockholders of the Company for a five-year period (December 31, 1993 to December 31, 1998) with the cumulative total return to stockholders of the S&P 500 Stock Index and a group of 9 peer companies ("Peer Group").

  The Peer Group is a composite index composed of commodity chemical manufacturers and independent refiners. The Peer Group consists of: Ashland, Inc.; Crown Central Petroleum Corporation; Eastman Chemical; The Geon Company; Georgia Gulf Corporation; Methanex Corporation; Sun Company, Inc.; Union Carbide Corporation and Valero Energy Corporation. In 1998, FINA, Inc. and Nova Corporation of Alberta, formerly members of the Peer Group, ceased to be publicly traded and were therefore eliminated from the Peer Group.



                             [CHART APPEARS HERE]

                                  1993    1994    1995    1996    1997    1998
                                 ------- ------- ------- ------- ------- -------
LYONDELL........................ $100.00 $126.09 $115.51 $115.90 $144.15 $101.09
S&P 500......................... $100.00 $101.32 $139.40 $171.40 $228.59 $293.91
PEER GROUP(a)................... $100.00 $117.93 $127.96 $144.37 $173.00 $141.17

--------
(a) Group total returns are weighted by average annual market capitalization for Peer Group companies as of the beginning of each year and assume the reinvestment of dividends. None of the Peer Companies constituted more than twenty percent of the market capitalization of the entire Peer Group in 1998.

  Pursuant to SEC Rules, this section of the Proxy Statement (including the Compensation Committee Report that follows) is not deemed "filed" with the SEC and is not incorporated by reference with the Company's Report on Form 10-K.

                           LYONDELL CHEMICAL COMPANY
                      1999 COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors (the "Committee") has responsibility for establishing and administering the pay philosophy, policies, and plans for the executive officers of the Company. The Committee conducts an annual review of executive pay and approves all salary changes, grants and awards to executive officers of Lyondell. The Committee is composed of three non-employee directors: Mr. Stephen F. Hinchliffe, Jr., Chairman, Dr. William T. Butler and Mr. Travis Engen.

Executive Pay Philosophy

  The overriding principle behind the Company's pay philosophy is that pay must support the Company's primary objective of creating shareholder value and that premium pay will be provided for premium performance. Specific elements of this philosophy are:

  . Performance should be defined in terms of measures that directly link to or strongly influence Lyondell's shareholder value and achievement of strategic business and other performance objectives.

  . Executive base salaries should be comparable to salaries for similar positions in a broad group of industrial and chemical companies that are similar to Lyondell, with incentives varying substantially commensurate with the Company's performance and designed to account for the cyclical nature of the Company's businesses.

  . The pay programs should foster a team orientation and a high degree of cooperation and coordination among top management.

  . Substantial ownership in the Company's stock among executives should be highly encouraged so that management interests are closely aligned with shareholders in terms of both risk and reward.

  Driven by this philosophy, the Company's executive pay program has been designed to encourage a long-term performance orientation, with performance measures strongly related to shareholder value creation. Further, the program is designed to facilitate ownership of Company stock. As a result, the Company's total pay package is designed to be highly sensitive to the Company's performance, defined in terms of shareholder value creation.

Base Salary

  Pursuant to the pay philosophy, Lyondell's executive base salaries generally are positioned at the fiftieth percentile of the market according to nationally recognized surveys for industrial and chemical companies. The market data used are reflective of the Company's size, as measured by revenues.

  Generally, the Compensation Committee assesses market pay by position by relying on published surveys. Published surveys cover a group of industrial and chemical companies. Using these data, salary adjustments are generally made such that salaries for most executives are set at the median of the market. Salaries for those new in their positions, however, are set below the median of the market. In 1998, base salaries for most executive officers were increased four percent.

1998 Executive Incentive Plan

  For 1998, Lyondell executives participated in the 1998 Executive Incentive Plan. The Incentive Plan was designed to focus participants on key measures of value creation for the Company's shareholders and on operating measures that lead to the creation of value; encourage a long-term management perspective; reward sustained long-term performance; and encourage significant ownership of Company stock.

  Pursuant to the Incentive Plan, financial measures were established, based fifty percent on Lyondell's Market Value Added (MVA), twenty-five percent on Lyondell's Economic Value Added (EVA), and twenty-five percent on certain operating targets. MVA measures changes in the market value of the Company's equity based on average share price for the year, plus dividends as if they had been reinvested in the Company's stock. EVA measures the Company's cash flow performance (that exceeds the cost of capital) and is calculated by multiplying the capital invested in the Company by the Company's weighted average cost of capital. The operating targets focus on critical benchmarks related to such items as attainment of synergies with Equistar, attainment of cost savings for Lyondell-CITGO Refining, and selected financial results. The Committee established an objective formula for determining the resulting Performance Percentage corresponding with attained levels of performance under these financial measures.

  The Committee assigned each participant a Target Bonus Percentage of base salary commensurate with his or her position and other considerations the Committee deemed appropriate. Based on attainment of the established financial targets, the Committee determined the Performance Percentage for 1998 performance. Each participant's award was determined by multiplying (a) the participant's base salary for 1998, by (b) the Target Bonus Percentage, by (c) the Performance Percentage.

  Awards paid under this plan have an up front cash portion, as well as a long-term portion. The long-term portion consists of restricted stock that vests over a three year period, accompanied by an equivalent amount of deferred cash that is paid out as the restricted shares vest. The shares were paid out of the Company's Restricted Stock Plan, which plan was approved by the shareholders in 1995.

  In addition, special restricted stock grants were provided to several new Lyondell executive officers who were formerly with ARCO Chemical Company. These restricted stock awards and accompanying grants of deferred cash were designed to induce these individuals to join Lyondell and had an initial dollar value equivalent to the cash portion of the severance payment each would have received under the ARCO Chemical Company Change of Control Plan.

1999 Long-Term Incentive Plan

  In late 1998, the Committee approved a new executive incentive compensation program for the Company, subject to shareholder approval. Under this program, incentive compensation opportunities for 1999 will be delivered in three forms:

  . An executive Annual Incentive Plan, which rewards management for EVA performance and performance on selected business and operating objectives.

  . Stock options, granted at 100 percent of fair market value, having a term of ten years and vesting at a rate of one-third per year over three years, with accelerated vesting if the stock price increases 100 percent. The stock option awards are intended to incentivize participants to increase the Company's share price over time.

  . A performance share arrangement, under which executives earn a predetermined number of shares of Lyondell stock based on the Company's cumulative total shareholder return (stock price growth plus reinvested dividends) relative to an industry group comprising peer chemical companies. This plan is intended to incentivize participants to improve Lyondell's total shareholder return performance compared to comparable companies in the chemical industry.

  This Proxy Statement contains a copy of the proposed Long-Term Incentive Plan for shareholder approval. If approved, this plan will provide the Committee with sufficient incentive tools to provide long-term incentive compensation that is closely tied to the creation of shareholder value. The proposed plan allows for the Committee to make long-term incentive awards in the form of stock options, restricted stock, performance shares, phantom stock or stock appreciation rights, and to make cash bonus payments. Consequently, the Committee made grants of stock options and performance shares under the new plan to executive officers, and approved performance objectives for cash awards, in January 1999. These grants are contingent upon shareholder approval of the new 1999 Long-Term Incentive Plan. These contingent stock option and performance share grants are described in the introduction to the proposed 1999 Long-Term Incentive Plan contained in this Proxy Statement.

As previously described, the Committee intends to rely on stock options and performance shares as its primary long-term incentive vehicles in 1999.

Stock Ownership Guidelines

  In 1995, the Committee adopted stock ownership guidelines for executive officers. The current ownership targets are as follows:

                                                                      Number of
                                                                       Shares
                                                                      Requested
      Position                                                       to be Owned
      --------                                                       -----------
      Chief Executive Officer.......................................   110,000
      Executive Vice President......................................    50,000
      Senior Vice President.........................................    25,000
      Vice President................................................    15,000

  All shares which are beneficially owned, including, if applicable, shares of unvested restricted stock, and shares held in the Company's 401(k) plan, but excluding unexercised stock options, count toward fulfillment of the ownership guidelines.

Chief Executive Officer's 1998 Pay

  In April, 1998, Mr. Smith's base salary was raised from $780,000 to $811,200. This increase of four percent was based on the median rate of increase in base salaries for executives in the marketplace, as determined from published compensation surveys.

  In March 1999, Mr. Smith received an incentive award under the Company's 1998 Executive Incentive Plan. This award was paid thirty-three percent in current cash and sixty-seven percent in the form of restricted stock and deferred cash. The Committee believes that this award was appropriate given the Company's achievements in creating value, as measured by EVA, MVA, operating performance, as well as its financial and strategic success, particularly his key role in the successful negotiation and completion of the ARCO Chemical Company acquisition.

Omnibus Budget Reconciliation Act of 1993

  Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") limits the deductibility of pay in excess of $1 million paid to the Company's Chief Executive Officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such pay meets certain requirements.

  The Committee seeks to qualify compensation for deductibility, but retains the discretion to pay non-deductible amounts if that would be in the best interests of the Company and shareholders. Certain amounts paid to the Company's Chief Executive Officer for 1998 under the Executive Incentive Plan were not deductible.

Compensation Committee Members

  The Compensation Committee believes that shareholders are well served by Lyondell's executive management team and that the executive pay philosophy and programs that have been established support the long-term success of the Company. This report is submitted by the Compensation Committee of the Board of Directors of Lyondell.

Respectfully submitted,

Stephen F. Hinchliffe, Jr. (Chairman)
Dr. William T. Butler
Travis Engen

The Compensation Committee

                           COMPENSATION OF DIRECTORS

Directors' Fees

  Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof. During 1998, directors who were not employees of the Company ("Non-Employee Directors") were paid an annual retainer of $40,000 (of which $10,000 was paid in shares of restricted stock ("Restricted Shares")) and $1,250 for each Board or committee meeting attended, and were reimbursed for travel and other related expenses incurred in attending such meetings. In addition, the Non-Employee Directors who served as Chairman of the Audit, Compensation and Corporate Governance and Responsibility Committees each received $7,500. The non-employee Chairman of the Board received an additional $40,000, of which $10,000 was in the form of Restricted Shares.

Restricted Stock Grants

  The Company believes paying a portion of the directors' compensation in stock further aligns the directors' interests with the stockholders' interests and accordingly, has adopted stock ownership guidelines for its Non-Employee Directors. Restricted Shares were granted as part of the annual retainer for 1999 and were valued at approximately $10,000 (and are subject to transfer restrictions and risk of forfeiture for a period (the "restricted period") of at least one year from the date of grant). During the restricted period, the director has the right to receive dividends on and the right to vote the Restricted Shares. The Restricted Shares will be forfeited if the director's service terminates (other than for retirement, death or disability) prior to the end of the restricted period. It is intended that the directors will continue to hold the Restricted Shares beyond the termination of the restricted period.

Retirement Plan for Non-Employee Directors

  The Lyondell Chemical Company Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") is a non-qualified retirement plan for directors who are not employees of the Company. The annual retirement benefit is equal to the director's annual retainer fee immediately preceding the director's retirement from the Board of Directors. A director vests in the benefit upon serving three years as a member of the Board of Directors, or, in the case of a retired Company officer, three years following retirement as an officer of the Company. The benefit is payable for a period of time equal to a director's service on the Board of Directors, or, in the case of retired officers of the Company, to the director's service on the Board of Directors following retirement as an officer. However, if a director has served for at least 15 years as a member of the Board of Directors, excluding years of service when the director was also an officer of the Company, the benefit shall be paid for the greater of the period described in the preceding sentence or until death. Benefits commence at age 65, or, if later, at the time the director retires from the Board of Directors. A surviving spouse is entitled to receive fifty percent of the benefits otherwise payable to a director with payment up to a maximum of 15 years if the director dies prior to retirement from the Board of Directors or if he or she dies after retirement from the Board of Directors, the benefits otherwise payable to the director up to a maximum of 15 years. The benefits under the Directors' Retirement Plan are secured through a grantor trust.

  In October 1998, the Board of Directors amended and restated the Directors' Retirement Plan to close such plan to new directors, and give those directors covered under the Plan the option of continuing to accrue benefits under the Plan; retaining their existing benefits, as of December 31, 1998; or electing to receive a payment equal to the present value of their benefits under the Plan in the form of deferred compensation or Restricted Shares. Directors who do not continue to accrue benefits under the Directors' Retirement Plan will receive, in lieu of such a benefit, an annual award of Restricted Shares valued at $25,000.

Deferral Plan for Non-Employee Directors

  The Lyondell Chemical Company Elective Deferral Plan for Non-Employee Directors (the "Directors' Deferral Plan") provides directors who are not employees of the Company with the opportunity to defer all or a portion of their retainer and meeting fees. Under the Directors' Deferral Plan, the minimum amount that may be elected to be deferred is $8,000 and the maximum is 100 percent of the director's retainer and meeting fees per year. Amounts may be deferred until retirement from their regular employment or resignation from the Board, unless the director has suffered a financial hardship or elected an early distribution at the time the deferral commitment is made. Upon the director's death, retirement or resignation, benefits are payable, in accordance with the director's prior election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. The benefits under the Directors' Deferral Plan are secured through a grantor trust. A participant's account under the Deferral Plan will accrue interest at a rate established by the Company annually prior to the commencement of each year. The guaranteed minimum rate of interest is not less than the Citibank base rate. The interest rate for 1998 was 8.9 percent.

                                OTHER BUSINESS

  The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.

                              PROXY SOLICITATION

  The expense of soliciting proxies will be paid by the Company. The Company has retained Georgeson & Company Inc. to solicit proxies at an estimated fee of $9,500 plus expenses. Some of the executive officers and other employees of the Company also may solicit proxies personally, by telephone and by mail, if deemed appropriate. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING
                           AND DIRECTOR NOMINATIONS

  Stockholder proposals intended to be presented at the 2000 Annual Meeting must be received by the Company, at the address set forth on the first page of this Proxy Statement, no later than December 2, 1999, in order to be included in the Company's proxy material and form of proxy relating to such meeting. Such proposals should be addressed to the Secretary. Stockholder proposals must otherwise be eligible for inclusion. The 2000 Annual Meeting is scheduled to take place in May 2000.

  Pursuant to the By-Laws of the Company, a stockholder wishing to nominate a candidate for election to the Board or bring a proposal before the 2000 Annual Meeting is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination or present such a proposal. The notice of intent to make a nomination or present a proposal at the 2000 Annual Meeting must be received by the Company not less than 90 days in advance of such meeting or, if the meeting was not publicly announced by a mailing to the stockholders, in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or a filing with the Securities and Exchange Commission more than 90 days prior to the meeting, must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice is required to contain certain information about both the nominee or proposal, as applicable, and the stockholder making the nomination or proposal. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company's proxy solicitation material.

                       ADDITIONAL INFORMATION AVAILABLE

  The Company files an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report (without exhibits), without charge, by writing to the Company's Investor Relations Department at 1221 McKinney Street, Suite 1600, Houston, Texas 77010.

                                                                      EXHIBIT A

                           LYONDELL CHEMICAL COMPANY
                         1999 LONG-TERM INCENTIVE PLAN

  1. Objectives. This Lyondell Chemical Company 1999 Incentive Plan (the "Plan") is intended to:

    . Focus Participants on key measures of value creation for the Company's shareholders

    . Provide significant upside and downside award potential commensurate with shareholder value creation

    . Encourage a long-term management perspective and reward for sustained long-term performance

    . Enhance the ability of Lyondell to attract and retain highly talented and competent individuals

    . Reinforce a team orientation among top management

    . Encourage ownership of the Company's stock among top management

  2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

    "Award" means any Option, Performance Shares, Restricted Stock, Phantom Stock, Cash Award or Stock Appreciation Right, whether granted singly, in combination or in tandem, granted to a Participant pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

    "Award Agreement" means a written agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

    "Board" means the Board of Directors of the Company.

    "Cash Award" means an award payable in cash.

    "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

    "Common Stock" means the common stock, par value $1.00 per share, of the Company.

    "Committee" means the Compensation Committee of the Board or any person or persons appointed by the Board to administer the Plan.

    "Company" means Lyondell Chemical Company.

    "Effective Date" means January 1, 1999, subject to approval by the Company's shareholders as provided in Section 19.

    "Employee" means an individual employed by the Company or a Subsidiary.

    "Exercise Price" means the price at which the Option Shares may be purchased under the terms of the Award Agreement.

    "Fair Market Value" of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the closing price per share of Common Stock reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq National Market, the closing price per share of Common Stock reported by the Nasdaq National Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations are available, as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by the National Quotation Bureau Incorporated or (iv) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.

    "Grant Date" means the date on which an Award is granted by the Committee.

    "Option" means a right to purchase a particular number of shares of Common Stock at a particular Exercise Price, subject to certain terms and conditions as provided in the Plan and Award Agreement.

    "Option Shares" means the shares of Common Stock covered by a particular Option.

    "Participant" means an Employee to whom an Award has been granted under this Plan.

    "Performance-Based Award" means an Award that is paid, vested or otherwise deliverable solely based on the achievement of one or more Performance Goals as provided in Section 6(a).

    "Performance Goal" means a standard established by the Committee to determine in whole or in part whether Performance-Based Awards shall be earned.

    "Performance Shares" means the contingent right to receive an amount in cash or Common Stock, as determined by the Committee in its sole discretion, that is subject to the attainment of one or more Performance Goals.

    "Phantom Stock" means a right to receive the value of a specified number of shares of Common Stock.

    "Plan" means the Lyondell Chemical Company 1999 Long-Term Incentive Plan, as amended from time to time.

    "Restricted Stock" means shares of Common Stock that are restricted or subject to forfeiture provisions.

    "Stock Appreciation Rights" or "SARs" means the right to receive an amount in cash or Common Stock equal to the appreciation in value of a specified number of shares of Common Stock over a particular period of time.

    "Subsidiary" means (i) any corporation, limited liability company or similar entity of which the Company directly or indirectly owns shares representing more than fifty percent of the voting power of all classes or capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such entity, (ii) Equistar Chemicals, LP or LYONDELL-CITGO Refining, LP so long as the Company maintains an equity ownership interest equal to at least twenty-five percent in such entities, or (iii) any other entity in which the Company has an equity ownership interest of at least twenty-five percent, so long as such entity is designated by the Committee as a Subsidiary for purposes of this Plan; provided, however, that with respect to Options intended to qualify as incentive stock options within the meaning of
  Section 422 of the Code, "Subsidiary" shall have the meaning set forth in
  Section 424(f) of the Code or any successor provision.

  3. Plan Administration and Designation of Participants.

  (a) Eligibility. All Employees of the Company and its Subsidiaries who, in the judgment of the Committee, are in a position to contribute significantly to its long-term profit and growth objectives are eligible for Awards under this Plan. The Committee shall select the Participants from time to time by the grant of Awards under the Plan and, subject to the terms and conditions of the Plan, shall determine all terms and conditions of the Award.

  (b) Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate. The Committee may delegate its duties hereunder to the Chief Executive Officer or other senior officers of the Company subject to such rules and regulations as the Committee establishes. The Committee may, in its discretion, retain the services of an outside administrator for the purpose of performing any of its functions hereunder. The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award Agreement, waive any restriction or other provision of this Plan or an Award Agreement or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant holding the Award or (ii) consented to by such Participant. The Committee may grant an Award to an individual whom it expects to become an Employee of the Company or any of its Subsidiaries within the following six months, with such Award being subject to the individual's actually becoming an Employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

  No member of the Committee and no officer of the Company to whom the Committee has delegated authority in accordance with this Plan shall be liable for anything done or omitted to be done by him or her in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

  4. Award Agreement. Each Award granted hereunder, other than a Cash Award, shall be described in an Award Agreement, which shall be subject to the terms and conditions of the Plan and shall be signed by the Participant and by the appropriate officer for and on behalf of the Company. The Committee shall authorize written guidelines for the issuance of a Cash Award.

  5. Shares of Common Stock Available for Awards. Subject to the provisions of
Section 11 hereof, no Award shall be granted if it shall result in the aggregate number of shares of Common Stock issued under the Plan plus the number of shares of Common Stock covered by or subject to Awards then outstanding (after giving effect to the grant of the Award in question) to exceed the lesser of ten million or ten percent of the number of shares of Common Stock outstanding at the time of granting such Award. No Participant may be granted, during the term of the Plan, Options covering or relating to more than two million shares of Common Stock. No Participant may be granted, during the term of the Plan, Awards in the form of Performance Shares, Restricted Stock, Stock Appreciation Rights or Phantom Stock covering or relating to more than one million shares of Common Stock. No more than 2.5 million shares of Common Stock shall be available for Awards in the form of Performance Shares, Restricted Stock, Stock Appreciation Rights or Phantom Stock. No Participant may be granted Cash Awards in respect of any calendar year having a value in excess of $2 million. No more than one million shares of Common Stock shall be available for Incentive Stock Options. The number of shares of Common Stock that are the subject of Awards under this Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

  6. Types of Awards.

  (a) Performance-Based Awards. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance-Based Award. Performance-Based Awards are Awards that shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (i) 90 days after the commencement of the period of service to which the Performance Goal relates and (ii) the lapse of twenty-five percent of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units of the Company, or the Company as a whole, and may include one or more of the following: economic value, economic value added, increased revenue, net income, stock price, market share, earnings per share, return on equity, return on assets, decrease in costs, shareholder value, net cash flow, total shareholder return, return on capital, return on investors' capital, operating income, funds from operations, cash flow, cash from operations, after-tax operating income, and total market value. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. In interpreting Plan provisions applicable to Performance Goals and Performance-Based Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. A Performance-Based Award may include Performance Shares, Options, Restricted Stock, Stock Appreciation Rights, Cash Awards or Phantom Stock.

  (b) Options. Options granted to Employees hereunder may be either incentive stock options within the meaning of Section 422 of the Code or nonqualified options within the meaning of Section 83 of the Code. The Exercise Price of an Option shall not be less than the Fair Market Value of a share of Common Stock on the Grant Date and shall not be less than the Fair Market Value of a share of Common Stock on the Grant Date of any outstanding Option that is relinquished in connection with a grant of a new Option. The terms, conditions and limitations applicable to Options awarded to Employees shall be determined by the Committee.

  (c) Performance Shares. An Award may be in the form of Performance Shares. Performance Shares shall be payable, in the sole discretion of the Committee in cash, shares of Common Stock, or any combination thereof. The terms, conditions and limitations applicable to an Award of Performance Shares shall be determined by the Committee.

  (d) Restricted Stock. An Award may be in the form of shares of Common Stock or Restricted Stock. The terms, conditions, and limitations applicable to any Award of shares of Common Stock or Restricted Stock pursuant to this Plan shall be determined by the Committee.

  (e) Phantom Stock. An Award may be in the form of Phantom Stock, or other bookkeeping account tied to the value of shares of Common Stock. The terms, conditions, and limitations applicable to any Awards of Phantom Stock shall be determined by the Committee.

  (f) Stock Appreciation Rights. An Award may be in the form of SARs. The exercise price of an SAR shall not be less than the Fair Market Value of a share of Common Stock on the Grant Date. The terms, conditions, and limitations applicable to any Awards of SARs shall be determined by the Committee.

  (g) Cash Awards. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards shall be determined by the Committee.

  7. Payment of Awards.

  (a) General. Payment of Awards may be made in the form of cash or Common Stock or combinations thereof and may include such restrictions as the Committee shall determine including, in the case of Common Stock, restrictions on transfer and forfeiture provisions.

  (b) Deferral. The Committee may, in its discretion, (i) permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee or (ii) provide for the deferral of an Award in an Award Agreement or otherwise. Any such deferral may be in the form of installment payments or a future lump sum payment. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

  (c) Dividends and Interest. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Common Stock or units of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payment denominated in Common Stock or units of Common Stock.

  (d) Substitution of Awards. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

  8. Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering all or part of that or any other Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for tendering Common Stock or Awards to exercise an Option as it deems appropriate. The Committee may provide for procedures to permit the exercise or purchase of Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

  9. Termination of Employment. Upon the termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award. Unless otherwise specifically provided in the Award Agreement, each Award granted pursuant to this Plan which is an Option shall immediately terminate to the extent the Option is not vested (or does not become vested as a result of such termination of employment) on the date the Participant terminates employment with the Company or its Subsidiaries.

  10. Assignability. Except as otherwise provided herein, no Award granted under this Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and during the lifetime of a Participant, any Award shall be exercisable only by him, or, in the case of a Participant who is mentally incapacitated, the Award shall be exercisable by his guardian or legal representative. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment or transfer in violation of this Section shall be null and void. Upon the Participant's death, the personal representative or other person entitled to succeed to the rights of the Participant (the "Successor Participant") may exercise such rights. A Successor Participant must furnish proof satisfactory to the Company of his or her right to exercise the Award under the Participant's will or under the applicable laws of descent and distribution.

  Subject to approval by the Committee in its sole discretion, all or a portion of the Awards granted to a Participant under the Plan may be transferable by the Participant, to the extent and only to the extent specified in such approval, to (i) the children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members ("Immediate Family Member Trusts"), or (iii) a partnership or partnerships in which such Immediate Family Members have at least ninety-nine percent of the equity, profit and loss interests ("Immediate Family Member Partnerships"); provided that the Award Agreement pursuant to which such Awards are granted (or an amendment thereto) must expressly provide for transferability in a manner consistent with this Section. Subsequent transfers of transferred Awards shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Participant or a person to whom the original Participant could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and, except as otherwise provided herein, the term "Participant" shall be deemed to refer to the transferee. The consequences of termination of employment shall continue to be applied with respect to the original Participant, following which the Awards shall be exercisable by the transferee only to the extent and for the periods specified in this Plan and the Award Agreement.

  11. Adjustments.

  (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its partners to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the ownership of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or other obligations, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other Company act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

  (b) In the event of any Common Stock distribution or split, recapitalization, extraordinary distribution, merger, consolidation, combination or exchange of shares of Common Stock or similar change or upon the occurrence of any other event that the Committee, in its sole discretion, deems appropriate, the (i) the number of shares of Common Stock reserved under this Plan and covered by outstanding Awards and related Incentive Stock Option award limitation; (ii) the Exercise Price in respect of such Awards; and (iii) the appropriate Fair Market Value and other price determinations for such Awards shall be adjusted as appropriate.

  (c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation (such event hereinafter referred to as a "Transaction"), the Board shall be authorized (i) to issue or assume Awards by means of substitution of new Awards, as appropriate, for previously issued Awards or to assume previously issued Awards as part of such adjustment, (ii) to make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, Awards or (iii) in the event of a Transaction of which the Company is not the surviving corporation, to (A) cancel Awards that are Options or SARs and give the Participants who are the holders of such Awards notice and opportunity to exercise for 30 days prior to such cancellation or (B) settle an Award that is an Option or SAR by a cash payment equal to the difference between the Fair Market Value per share of Common Stock on the date of the Transaction and the Exercise Price of the Award, multiplied by the number of shares subject to the Award.

  12. Purchase for Investment. Unless the Awards and shares of Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, each person receiving shares of Common Stock pursuant to an Award under this Plan may be required by the Company to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

  13. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

  14. Amendments or Termination. The Committee may amend, alter or discontinue this Plan, except that no amendment or alteration that would impair the rights of any Participant under any Award that he has been granted shall be made without his consent, and no amendment or alteration shall be effective prior to approval by the Company's shareholders to the extent such approval is determined by the Committee to be required by applicable laws, regulations or exchange requirements. No Awards shall be granted more than ten years after the Effective Date.

  15. Restrictions. No shares of Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. The Award Agreement may include provisions for the repurchase by the Company of Common Stock acquired pursuant to an Award and repurchase of the Participant's Option rights.

  16. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a grant of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

  17. Miscellaneous. The granting of any Award shall not impose upon the Company any obligation to maintain any Participant as an Employee and shall not diminish the power of the Company to discharge any Participant at any time.

  18. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

  19. Effective Date of Plan; Shareholder Approval. This Plan shall be effective as of the Effective Date; however, the adoption of this Plan is expressly conditioned upon the approval of the holders of a majority of the outstanding shares of Common Stock present, or represented, and entitled to vote at the annual meeting of shareholders in 1999 and upon shareholder approval at that annual meeting that satisfies the applicable exchange requirements for shareholder approval. If the shareholders of the Company should fail so to approve this Plan at such annual meeting, this Plan shall terminate and cease to be of any further force or effect and all grants of Awards hereunder shall be null and void.

                                          Attested to by the Secretary of
                                          Lyondell Chemical Company, as
                                          effective on the 11th day of
                                          December, 1998.

                                          /s/ Robert Millstone
                                          -------------------------------------
                                          Robert Millstone

[Logo of Lyondell appears here]





                                           [Logo of recycled paper appears here]
                                                           Recycled Paper

[LYONDELL LOGO]


                           Lyondell Chemical Company
                       1221 McKinney Street, Suite 1600
                             Houston, Texas 77010

March 31, 1999

Dear Stockholder:

        You are cordially invited to join us at the 1999 Annual Meeting of Stockholders on Thursday, May 6, 1999, beginning at 10:00 a.m. in the Highland Room of the Four Seasons Hotel, 1300 Lamar, in Houston, Texas.

        It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you do plan to attend, we would appreciate your checking the appropriate box on the proxy card.

        The enclosed booklet includes the Notice of the Meeting and the Proxy Statement, which contains important information about the formal business to be acted upon by the stockholders.

Sincerely yours,

/s/ Dan F. Smith
Dan F. Smith
President and Chief Executive Officer


                                                   Please Detach Proxy Card Here
                                                   .                           .
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        |
        [______]
 1. ELECTION OF DIRECTORS  FOR all nominees       WITHHOLD AUTHORITY to vote             *EXCEPTIONS                    |
                           listed below      [_]  for all nominees listed below   [_]               [_]
                                                                                                                        |
    Nominees: Carol A. Anderson, William T. Butler, Travis Engen, Stephen F. Hinchliffe, Jr., Dudley C. Mecum II,
    Frank Savage, Dan F. Smith, Paul R. Staley                                                                          |
    (INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "Exceptions" box and write
    that nominee's name in space provided below.)                                                                       |
    *Exceptions ------------------------------------------------------------------------------------------------
                                                                                                                        |
2. Proposal to ratify the appointment of PricewaterhouseCoopers, LLP,      3. Proposal to adopt the Lyondell Chemical
   Independent auditors, as the Company's auditors for the year 1999.         Company 1999 Long-Term Incentive Plan.    |

   FOR [_]        AGAINST   [_]          ABSTAIN    [_]                       FOR  [_]  AGAINST [_]  ABSTAIN  [_]       |

                                                                     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO |
                                                                     VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
                                                                     BEFORE THE MEETING AND ANY POSTPONEMENTS OR        |
                                                                     ADJOURNMENTS THEREOF.
                                                                                                                        |
                                                                     I/we will attend            Address Change
                                                                     the meeting.     [_]        Mark Here       [_]    |

                                                                     Please sign exactly as name appears.  When shares  |
                                                                     are held by joint tenants, both should sign. When
                                                                     signing as an attorney, executor, administrator,   |
                                                                     trustee or guardian, please sign as such.
                                                                                                                        |
                                                                     Dated:__________________________________, 1999
                                                                                                                        |
                                                                     _____________________________________________
                                                                                         Signature                      |

                                                                     _____________________________________________      |
                                                                                Signature if held jointly
                                                                                                                        |
PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING                Votes MUST be indicated
THE ENCLOSED ENVELOPE.                                               (x) in Black or Blue ink.   [X}                    |

                                                                                                                        |
                                                                                                           . Please Detach Here .
                                                                                                       You Must Detach This Portion
                                                                                                       of the Proxy Card Before
                                                                                                       Returning It in the Enclosed
                                                                                                       Envelope

                                [LYONDELL LOGO]

                              One Houston Center
                           1221 McKinney, Suite 1600
                             Houston, Texas 77010

          This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby makes, constitutes and appoints Robert J. Millstone, Jeffrey R. Pendergraft and Edward W. Rich and each of them, lawful attorney and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Lyondell Chemical Company (herein the "Company") in the Highland Room at the Four Seasons Hotel, 1300 Lamar, in Houston, Texas, on Thursday, May 6, 1999 at 10:00 a.m., local time, and at any adjournment(s) thereof, with all powers the undersigned would be entitled to vote if personally present, and with discretionary authority to vote on all other matters that may properly come before the meeting.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1 through 3.

        This card also constitutes your voting instructions for shares held in the Lyondell Chemical Company 401(k) and Savings Plan, the Equistar Chemicals, LP Savings and Investment Plan, the LYONDELL-CITGO Refining Company Ltd. 401(k) and Savings Plan for Non-Represented Employees, the LYONDELL-CITGO Refining Company Ltd. 401(k) and Savings Plan for
Represented Employees, the ARCO Chemical
Company Capital Accumulation Plan and the
ARCO Chemical Company Savings Plan and
the undersigned hereby authorizes State              LYONDELL CHEMICAL COMPANY
Street Bank, as Trustee of such plans,               P.O. BOX 11244
to vote the shares held in the                       NEW YORK, N.Y. 10203-0244
undersigned's accounts.

(Continued, and to be signed and dated, on reverse side.)

                   [LOGO OF LYONDELL
                   APPEARS HERE]
                                   LYONDELL

                              One Houston Center
                           1221 McKinney, Suite 1600
                             Houston, Texas 77010
P
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R
          The undersigned hereby makes, constitutes and appoints Robert J.
O Millstone, Jeffrey R. Pendergraft and Edward W. Rich and each of them, lawful attorney and proxies of the undersigned, with full power of
X substitution, for and in name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Lyondell Chemical Company (herein the
Y "Company") in the Highland Room at the Four Seasons Hotel 1300 Lamar, in Houston, Texas on Thursday, May 6, 1999 at 10:00 a.m., local time, and at any adjournment(s) thereof, with all powers the undersigned would be entitled to vote if personally present, and with discretionary authority to vote on all other matters that may properly come before the meeting.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 THROUGH 3.

          This card also constitutes your voting instructions for shares held in the Lyondell Chemical Company 401(k) and Savings Plan, the Equistar Chemicals, LP Savings and Investment Plan, the LYONDELL-CITGO Refining Company LTD, 401(k) and Savings Plan for Non-Represented Employees, the LYONDELL-CITGO Refining Company Ltd. 401(k) and Savings Plan for Represented Employees, the ARCO Chemical Company Capital Accumulation Plan and the ARCO Chemical Company Savings Plan and the undersigned hereby authorizes State Street Bank, as Trustee of such plans to vote the shares held in the undersigned's accounts.

          LYONDELL CHEMICAL COMPANY                                _____________
          P.O. BOX 11244                                           |SEE REVERSE|
          NEW YORK, NY 10203-0244                                  |   SIDE    |
                                                                   _____________
           (Continued, and to be signed and dated, on reverse side.)

                             FOLD AND DETACH HERE

[X]  PLEASE MARK YOUR                                                                                 |  6187
     VOTE AS IN THIS                                                                                  ---
     EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 THROUGH 3.
------------------------------------------------------------------------------------------------------------------------------------
                 FOR  WITHHELD                                                                                   FOR AGAINST ABSTAIN
1. Election of   [_]    [_]    Nominees: Carol A. Anderson, William T. Butler, 2. Proposal to ratify the         [_]    [_]    [_]
   Directors                   Travis Engen, Stephen F. Hinchliffe, Jr.,          appointment of
                               Dudley C. Mecum II, Frank Savage, Dan F. Smith     PricewaterhouseCoopers, LLP
FOR EXCEPT VOTES WITHHELD      Paul R. Staley.                                    independent auditors
FROM THE FOLLOWING NOMINEE(S)                                                     as the Company's auditors for
                                                                                  the year 1999.
___________________________________
                                                                               3. Proposal to adopt the Lyondell  [_]   [_]    [_]
                                                                                  Chemical Company 1999 Long-Term
________________________________________________________________                  Plan.

                                                                                  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO
                                                                                  VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
                                                                                  BEFORE THE MEETING AND ANY POSTPONEMENTS OR
                                                                                  ADJOURNMENTS THEREOF.
                                                                                  __________________________________________________
                                                                                      I will attend the meeting [_]   Address  [_]
                                                                                                                      Change
                                                                                                                      Mark
                                                                                                                      Here

                                                                                  Please sign exactly as name appears hereon. Joint
                                                                                  owners should each sign. When signing as attorney,
                                                                                  executor, administrator, trustee or guardian,
                                                                                  please give full title as such.

                                                                                  __________________________________________________

                                                                                  __________________________________________________
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[LYONDELL LOGO
APPEARS HERE]

                           Lyondell Chemical Company
                       1221 McKinney Street, Suite 1600
                             Houston, Texas 77010

March 31, 1999

Dear Stockholder:

You are cordially invited to join us at the 1999 Annual Meeting of Stockholders on Thursday, May 6, 1999, beginning at 10:00 a.m. in the Highland Room of the Four Seasons Hotel, 1300 Lamar, in Houston, Texas.

It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you do plan to attend, we would appreciate your checking the appropriate box on the enclosed proxy card.

This booklet includes the Notice of the Meeting and the Proxy Statement, which contains important information about the formal business to be acted upon by the stockholders. The official results of the voting at the meeting will be sent to all stockholders as part of a subsequent stockholder report.

Sincerely yours,

/s/ Dan F. Smith
DAN F. SMITH
President and Chief Executive Officer